As filed with the Securities and Exchange Commission on October 20, 2008

Registration No. 333-146023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1
TO
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA EDUCATION ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation or organization)

8299
(Primary Standard Industrial Classification Code Number)

56-2012361
(I.R.S. Employer Identification Number)

58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090
86-451-8233-5794
(Address, including zip code, and telephone number,
Including area code, of registrant’s principal executive offices)

Xiqun Yu
Chief Executive Officer
58 Heng Shan Road, Kun Lun Shopping Mall
Harbin, People’s Republic of China 150090
86-451-8233-5794
(Name, address, including zip code, and telephone number,
including area code, of agent of service)

 Please send a copy of all communications to:
Benjamin Tan, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Telephone: (212) 930-9700
Fax: (212) 930-9725

As soon as practicable after this Registration Statement becomes effective.
(Approximate date of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, par value $.001 per share(2)	2,250,000	$1.66	$3,735,000	$146.79	*

* Previously paid as part of the Company’s Registration Statement on Form SB-2 filed with the SEC on September 13, 2007.

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on October 16, 2008, two business days before the filing of this registration statement, which was $1.66 per share, as adjusted to reflect the one-for-three reverse split which was effective on October 12, 2007.

(2)	Represents shares of common stock issuable upon exercise of warrants.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

THIS FILING DOES NOT INVOLVE THE REGISTRATION OF ANY NEW SHARES OF COMMON STOCK. RATHER, THIS FILING UPDATES THE REGISTRATION OF THE COMMON STOCK ORIGINALLY REGISTERED ON FORM SB-2 (FILE NO. 333-146023) DECLARED EFFECTIVE ON DECEMBER 28, 2007.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED OCTOBER 16, 2008

2,250,000 Shares
CHINA EDUCATION ALLIANCE, INC.
common stock
OTC Bulletin Board Trading Symbol: CEUA

The selling stockholders may offer and sell from time to time up to an aggregate of 2,250,000 shares of common stock that they may acquire from us upon exercise of warrants.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised. We will pay the cost of the preparation of this prospectus, which is estimated at $65,000.

On October 16, 2008, the last reported sales price for our common stock on the OTC Bulletin Board was $1.75 per share.

Investing in shares of our common stock involves a high degree of risk. You should purchase our common stock only if you can afford to lose your entire investment. See “Risk Factors,” which begins on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The selling stockholders may sell their shares of common stock in the public market based on the market price at the time of sale or at negotiated prices. The selling stockholders may also sell their shares in transaction that are not in the public market in the manner set forth under “Plan of Distribution.”

The date of this Prospectus is October 20, 2008

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to China Education Alliance, Inc. and its subsidiaries.

Our Business

We are an education service company that provides on-line education and on-site training in the People’s Republic of China. Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. We have a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. Our data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools, which includes exams that had previously been given and exams that were developed by teachers who we engaged. We market this data base under the name “Famous Instructor Test Paper Store.” We also offer, though our website, video on demand, which includes tutoring of exam papers and exam techniques. We compliment the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through our website without charge, we charge our subscribers for such services as the Famous Instructor Test Paper Store and the video on demand. Subscribers can purchase debit cards which can be used to download material from our website.

We also provide on-site teaching services in Harbin, which we market under the name “Classroom of Famed Instructors.” We have a 36,600 square foot training facility in Harbin, Heilonjiang Province, China, which has 17 classrooms and can accommodate 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes

We are introducing a program of on-line vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com, which is an Internet platform for training agencies and schools to offer their services. We launched www.360ve.com in September 2007. We call this program our “Millions of College Students Employment Crossroad” program. We offer job search capability and career planning courses for university students. We developed this program in response to the high jobless rate for China’s college graduates. Many college graduates pursue vocational training after college education in order to find employment. Our program is designed to establish a long-term training program for college students to build connections with corporations and obtain educational programs prescribed by the hiring corporations. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

On April 18, 2008, our wholly owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. (ZHLD) entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to invest in a joint venture company, Harbin New Discovery Media Co., Ltd. ZHLD contributed RMB 3,000 000 (approximately, $430,000) and Harbin Daily Newspaper Group contributed RMB 3,120,000 (approximately, $445,000) towards the registered capital of Harbin New Discovery Media Co. In return for their respective contributions, ZHLD will own 49.02% equity interest and Harbin Daily Newspaper Group will own 50.98% equity interest in Harbin New Discovery Media Co., Ltd. This joint venture will create new educational material distribution channels in readable newspaper format in the future. Pursuant to the terms of the supplementary agreement, Harbin Daily Newspaper Group assigned all its rights in the “Scientific Discovery” newspaper exclusively to the joint venture company. The transaction closed on July 7, 2008 and as a result, Harbin New Discovery Media Co. Ltd is now a 49.02% owned subsidiary of ZHLD and we are now in the publication and distribution of a scientific newspaper business.

On April 27, 2008, we entered into a Share Transfer Agreement with Mr. Yuli Guo (“Guo”) and World Exchanges, Inc. (“WEI”) to purchase from Guo seventy (70) issued and outstanding ordinary shares in WEI, representing 70% of the entire issued share capital of WEI. In consideration for the said shares, we issued to Guo 400,000 shares of our common stock. Guo will retain the remaining 30% of the issued share capital of WEI. The sale transaction closed on April 29, 2008. As a result of the transaction, WEI is now a 70% owned subsidiary of the Company. We, through WEI, now provide English training programs, English test preparation courses and overseas study and consulting services in the People’s Republic of China through five entities, namely, Beijing Weishi Success Education Technology Co., Ltd., Beijing World Exchanges English College, Yantai WECL English College, Xiamen Siming District Weishi English Training School and the Private Qingdao Weishi Education Training School in Beijing, Yantai, Xiamen and Qingdao.

Reverse Stock Split

On October 12, 2007, we effected a one-for-three reverse split of our common stock. All share and per share information in this prospectus retroactively reflects this reverse split.

Organization

We were incorporated in North Carolina on December 2, 1996 under the name of ABC Realty Co. to engage in residential real estate transactions as a broker or agent. Following the September 2004 reverse acquisition described below, our corporate name was changed to China Education Alliance, Inc. At the time of the reverse acquisition, we were not engaged in any business activity and we were considered to be a blank-check shell company.

On September 15, 2004, we entered into an agreement pursuant to which:

•
the stockholders of ZHLD, a corporation organized under the laws of China (the “PRC”), transferred all of the stock of ZHLD to us and we issued to those stockholders a total of 18,333,333 shares of common stock, representing 95% of our outstanding common stock after giving effect to the transaction.

•
Duane Bennett, who was then our chairman of the board and controlling shareholder, caused 3,666,667 shares of common stock that were controlled by him to be transferred to us for cancellation, for which ZHLD or its stockholders paid $400,000, of which $300,000 was paid in cash and the balance was paid by a promissory note, which has been paid.

•	On November 17, 2004, we changed our corporate name to China Education Alliance, Inc.

Our executive offices are located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, People’s Republic of China 150090, telephone number 86-451-8233-5794.

Issuance of Securities to the Selling Stockholders

In May 2007, we issued to the selling stockholders, for $3,400,000, convertible notes in the principal amount of $3,400,000. Upon filing of articles of amendment to our articles of incorporation and a certificate of designation setting forth the rights, preferences, privileges and limitation on the holders of the series A convertible preferred stock (“series A preferred stock”), the notes were automatically converted into 9,189,189 shares of series A preferred stock and warrants to purchase a total of 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share and 264,367 shares of common stock at $3.00 per share. The 9,189,189 shares of series A preferred stock are convertible into 3,063,063 shares of common stock. Each share of series A preferred stock is convertible into one-third of a share of common stock, and the conversion price of the series A preferred stock, which is determined by dividing the purchase price of $3,400,000 by the number of shares of common stock issuable upon conversion, is $1.11 per share.

On May 8, 2007, the date of the initial closing on the securities purchase agreement, the closing price of our common stock was $1.11 per share. At such date, the value of the 2,250,000 shares of common stock offered hereby had a value, based on the market price, of approximately $2.5 million. Based on the $1.75 per share closing price of our common stock on October 16, 2008, these shares had a value of $3,937,500.

Plan of Distribution

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

The Offering

Common Stock Offered:
2,250,000 shares which are issuable upon exercise of warrants. The 2,250,000 shares of common stock being registered represents 11.6% of our outstanding common stock and 33.45% of the number of shares of common stock held by persons other than our officers, directors and affiliates.

Limitation on Issuance of Common Stock:	The holders of the warrants cannot exercise their warrants to the extent that such exercise would result in the holders and their affiliates owning more than 4.9% of our outstanding common stock.
Outstanding Shares of Common Stock:	21,892,631 shares
Common Stock to be Outstanding after Exercise of Investor Warrants covered hereby:	24,142,631 shares [1]
Use of Proceeds:
In the event that any selling stockholders exercise all of the warrants for which the underlying shares are registered, we would receive the exercise price which would total approximately $4.2 million if and when the warrants are exercised. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. We cannot assure you that any of the warrants will be exercised. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” beginning on page 7 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

[1]
Includes shares of common stock issuable upon the exercise of warrants held by the selling stockholders for which the underlying shares are registered, and does not include 3,132,547 shares of common stock which are issuable upon conversion of series A preferred stock and 2,264,367 shares of common stock issuable upon exercise of warrants to purchase common stock held by the selling stockholders for which the underlying shares are not being registered.

SUMMARY FINANCIAL INFORMATION

The following information at December 31, 2007 and for the years ended December 31, 2007 and 2006 has been derived from our audited financial statements which appear elsewhere in this prospectus. The information at June 30, 2008 and for the six months ended June 30, 2008 and 2007 has been derived from our unaudited financial statements which appear elsewhere in this prospectus.

Statement of Operations Information:
	(Dollars)
	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
Revenues:
On-line education	$6,940,727	$6,344,653	$13,623,707	$6,620,519
Training center	1,588,384	1,091,329	3,699,827	1,703,954
Gross profit
On-line education	6,032,860	5,057,036	11,229,762	4,854,077
Training center	933,927	645,240	2,552,463	906,506
Income from operations	3,312,033	3,054,267	6,274,307	2,715,789
Income before income taxes	3,875,124	2,632,768	3,586,178	2,580,964
Net income	3,569,916	2,396,023	3,104,907	2,624,660
Income per share (basic)	$0.17	$0.04	$0.16	$0.14
Weighted average shares of common stock outstanding (basic)	21,202,359	57,965,000	19,325,872	19,307,119
Income per share (diluted)	$0.14	$0.04	$0.14	$0.14
Weighted average shares of common stock outstanding (diluted)	24,818,668	60,917,777	22,549,837	19,307,119

Balance Sheet Information:

	(Dollars)
	June 30,	December 31,
	2008	2007
Working capital	$18,809,956	$11,831,653
Total current assets	20,565,130	13,500,269
Total liabilities	1,755,174	1,668,616
Retained earnings	10,892,948	7,323,032
Stockholders’ equity	27,143,353	18,642,037

RISK FACTORS

An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

Risks Associated with our Business

Our business is dependent upon the Chinese government’s educational policies and programs.

As a provider of educational services, we are dependent upon government educational policies. Almost all of our revenue to date has been generated from the sale of test papers and materials relating to courses at different educational levels. To the extent that the government adopts policies or curriculum changes that significantly alter the testing and course material used in the Chinese educational system, our products could become obsolete, which would affect our ability to generate revenue and operate profitably. We cannot assure you that the Chinese government agencies would not adopt such changes.

We are subject to numerous Chinese rules and regulations which restrict the scope of our business and could have a material adverse impact on us.

We are subject to numerous rules and regulations in China, including, without limitation, restrictions on foreign ownership of Internet and education companies and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy.  We are not aware that any of our agreements or our current organizational structure is in violation of any governmental requirements or restrictions, explicit or implicit.  However, there can be no assurance that we are in compliance now, or will be in the future.  Moreover, operating in China involves a high risk that restrictive rules and regulations could change.  Indeed, even changes of personnel at certain ministries of the government could have a negative impact on us.  The determination that our structure or agreements are in violation of governmental rules or regulations in China would have a material adverse impact on us, our business and on our financial results.

Our business may be subject to seasonal and cyclical fluctuations in sales.

We may experience seasonal fluctuations in our revenue in some regions in China, based on the academic year and the tendency of parents and students to make purchases relating to their education just prior to or at the beginning of the school year in the autumn.  Any seasonality may cause significant pressure on us to monitor the development of materials accurately and to anticipate and satisfy these requirements.

Our business is subject to the health of the Chinese economy.

The purchase of educational materials not provided by the state educational system is discretionary and dependant upon the ability and willingness of families or students to spend available funds on extra educational products to prepare them for national examinations. A general economic downturn either in our market or a general economic downturn in China could have a material adverse effect on our revenue, earnings, cash flow and working capital.

We depend on our senior officers to manage and develop our business.

Our success depends on the management skills of Mr. Xiqun Yu, our chief executive officer and president and his relationships with educators, administrators and other business contacts.  We also depend on successfully recruiting and retaining highly skilled and experienced authors, teachers, managers, sales persons and other personnel who can function effectively in China.  In some cases, the market for these skilled employees is highly competitive.  We may not be able to retain or recruit such personnel, which could materially and adversely affect our business, prospects and financial condition.  We do not maintain key person insurance on these individuals.  We do not have employment contracts with Mr. Yu or any other officers or employees. The loss of Mr. Yu would delay our ability to implement our business plan and would adversely affect our business.

We may not be successful in protecting our intellectual property and proprietary rights.

Our intellectual property consists of old test papers, which are contained in our library, and courseware which we developed by engaging authors and educators to develop these materials.  Our proprietary software products are primarily protected by trade secret laws.  Although we require our authors and software development employees to sign confidentiality and non-disclosure agreements, we cannot assure you that we will be able to enforce those agreements or that our authors and software development employees will not be able to develop competitive products that do not infringe upon our proprietary rights. We do not know the extent that Chinese courts will enforce our proprietary rights.

Others may bring defamation and infringement actions against us, which could be time-consuming, difficult and expensive to defend.

As a distributor of educational materials, we face potential liability for negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute.  Any claims could result in us incurring significant costs to investigate and defend regardless of the final outcome.  We do not carry general liability insurance that would cover any potential or actual claims. The commencement of any legal action against us or any of our affiliates, whether or not we are successful in defending the action, could both require us to suspend or discontinue the distribution of some or a significant portion of our educational material and require us to allocate resources to investigating or defending claims.

We depend upon the acquisition and maintenance of licenses to conduct our business in China.

In order to conduct business in China, we need licenses from the appropriate government authorities, including general business licenses and an education service provider license.  The loss or failure to obtain or maintain these licenses in full force and effect will have a material adverse impact on our ability to conduct our business and on our financial condition.

Our growth may be inhibited by the inability of potential customers to fund purchases of our products and services.

Many schools in China, especially those in rural areas, do not have sufficient funds to purchase textbooks, educational materials or computers to use our web-based educational portal.  In addition, provincial and local governments may not have the funds to support the implementation of a curriculum using our educational products or may allocate funds to programs which are different from our products. Our failure to be able to sell our products and services to students in certain areas of China may inhibit our growth and our ability to operate profitably.

Changes in the policies of the government in China could significant impact our ability to operate profitably.

The economy of China is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals.  Government policies can have significant effect on the economic conditions of China generally and the educational system in particular.  Although the government in China has confirmed that economic development will follow a model of market economy under socialism, a change in the direction of government planning may materially affect our business, prospects and financial condition.

Inflation in China could negatively affect our profitability and growth.

While the economy in China has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in our costs, it may have an adverse effect on profitability. In order to control inflation in the past, the government has imposed controls in bank credits, limits on loans for fixed assets, and restrictions on state bank lending. Such an austerity policy can lead to a slowing of economic growth which could impair our ability to operate profitably.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

Our operations and assets in China are subject to significant political and economic uncertainties.

Government policies are subject to rapid change, and the government of the PRC may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the government of China will not significantly alter its policies from time to time without notice in a manner which reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in China remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. The government of China also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in China, could have a material adverse effect on our business, results of operations and financial condition.

Price controls may affect both our revenues and net income.

The laws of China provide give the government broad power to fix and adjust prices. We need to obtain government approval in setting our prices for classroom coursework and tutorials. Although the sale of educational material over the Internet is not presently subject to price controls, we cannot give you any assurance that they will not be subject to controls in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our services will be limited and we may face no limitation on our costs. As a result, we may not be able to pass on to our students any increases in costs we incur, or any increases in the costs of our faculty. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable Chinese regulatory authorities.

Our operations may not develop in the same way or at the same rate as might be expected if the PRC economy were similar to the market-oriented economies of most developed countries.

The economy of the PRC has historically been a nationalistic, “planned economy,” meaning it functions and produces according to governmental plans and pre-set targets or quotas. In certain aspects, the PRC’s economy has been making a transition to a more market-oriented economy, although the government imposes price controls on certain products and in certain industries. However, we cannot predict the future direction of these economic reforms or the effects these measures may have. The economy of the PRC also differs from the economies of most developed countries including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the economy of the PRC were similar to those of other developed countries.

Because our officers and directors reside outside of the United States, it may be difficult for you to enforce your rights against them or enforce United States court judgments against them in China.

Our directors and our executive officers reside in the PRC and all of our assets are located in China. It may therefore be difficult for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement of criminal penalties of the federal securities laws.

We may have limited legal recourse under Chinese law if disputes arise under contracts with third parties.

All of our agreements, which are made by our Chinese subsidiaries, are governed by the laws of China. The Chinese legal system is a civil law system based on written statutes. Accordingly decided legal cases have little precedential value. The government of China has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, these laws are relatively new and their experience in implementing, interpreting and enforcing these laws and regulations is limited. Therefore, our ability to enforce commercial claims or to resolve commercial disputes may be uncertain. The resolution of these matters may be subject to the exercise of considerable discretion by the parties charged with enforcement of the applicable laws. Any rights we may have to specific performance or to seek an injunction under Chinese law may be limited, and without a means of recourse, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in China. To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. As a result, in the event of a bank failure, we may not have access to funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in China. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the exchange rate could have a material adverse effect upon our business.

We conduct our business in the Renminbi. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under the current policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 17% appreciation of the Renminbi against the U.S. dollar between July 21, 2005 and October 7, 2008. However, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. To the extent our future revenues are denominated in currencies other the United States dollars, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since our operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Recent recalls of Chinese products may affect the market for our stock.

Although we do not sell consumer products in the international market, the recent recalls of Chinese products in the United States and elsewhere could affect the market for our stock by causing investors to invest in companies that are not based on China.

Certain of our stockholders control a significant amount of our common stock.

Approximately 57.9% of our outstanding common stock is owned by our chief executive officer, Mr. Xiqun Yu. Mr. Yu presently has the voting power to elect all of the directors and approve any transaction requiring stockholder approval.

The terms on which we may raise additional capital may result in significant dilution and may impair our stock price.

The terms of our recent private placement and the number of outstanding warrants and the exercise price and other terms on which we may issued common stock upon exercise of the warrants, may make it difficult for us to raise additional capital if required for our present business and for any planned expansion. We are prohibited from (i) issuing convertible debt or preferred stock until the earlier of May 2012 or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) having debt in an amount greater than twice our EBITDA until May 2010 or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. We cannot assure you that we will be able to get additional financing on any terms, and, if we are able to raise funds, it may be necessary for us to sell our securities at a price which is at a significant discount from the market price and on other terms which may be disadvantageous to us. In connection with any such financing, we may be required to provide registration rights to the investors and pay damages to the investor in the event that the registration statement is not filed or declared effective by specified dates. The price and terms of any financing which would be available to us could result in both the issuance of a significant number of shares and significant downward pressure on our stock price and could result in a reduction of the conversion price of the series A preferred stock and exercise price of the warrants held by the investors in our May 2007 private placement.

If we fail to achieve certain financial results, we will be required to issue more shares of series A preferred stock to the holders of our series A preferred stock and reduce the exercise price of the warrants.

The warrants and series A preferred stock issued in the May 2007 private placement contain anti-dilution provisions which would result in a reduction of the exercise price of the warrants and the conversion price of the series A preferred stock if we issue common stock at a price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants. In addition, if we fail to meet fully-diluted pre-tax income per share targets set forth in the purchase agreement, the exercise price of the warrants would be reduced and shares of series A preferred stock held in escrow would be delivered to the investors. These adjustments could result in an increase in their percentage interest in our stock and reduction in the effective per share price paid by the investors. We cannot assure you that there will not be such an adjustment. If the maximum downward adjustment based on our pre-tax income were made, the investors would receive a maximum of 2,833,333 additional shares of series A preferred stock, and the exercise price of the warrants would decrease by up to 50%. The 2,833,333 shares of series A preferred stock will be convertible into 944,445 shares of common stock.

We have paid liquidated damages and we may be required to pay additional liquidated damages if our board does not consist of a majority of independent directors and our audit committee does not consist of at least three independent directors.

The purchase agreement relating to the May 2007 private placement requires us to appoint and maintain such number of independent directors that would result in a majority of our directors being independent directors, that the audit committee would be composed solely of at least three independent directors and the compensation committee would have a majority of independent directors by August 6, 2007. Liquidated damages are payable at the rate of 12% per annum, with a maximum of 12% of the purchase price, payable in cash or shares of Series A Preferred Stock, as the investors may request. The maximum amount of liquidated damages which may be paid under this provision is $408,000. Our failure to comply with these requirements resulted in our payment of liquidated damages through the payment of $77,128 or the issuance of 208,456 shares of series A preferred stock as of October 15, 2007. The shares of series A preferred stock are convertible into 69,484 shares of common stock. The number of shares of series A preferred stock issued was based on the liquidation value of one share of series A preferred stock, which is $.37 per share. Although further liquidated damages for failure to comply with these provisions have been waived through December 31, 2007, if we are not in compliance with these provisions subsequent to December 31, 2007, we may be obligated to pay additional liquidated damages. Pursuant to the securities purchase agreement, as amended, the shares of series A preferred stock are valued at the liquidation value, which is $0.37 per share of series A preferred stock. Since the market price for our common stock on October 15, 2007 was $4.00 per share, the market value of the shares issued to the investors was approximately $277,944. If we are required to issue any additional shares of series A preferred stock pursuant to the securities purchase agreement, we are to issue the shares at the $0.37 per share liquidation value. If we are required to issue additional shares pursuant to the liquidated damages provisions of the securities purchase agreement and the market price of our common stock at the time the determination is made is greater than $1.11, which is the common stock equivalent of the liquidation value of the series A preferred stock, the investors will receive more shares of series A preferred stock than they would receive if the number of shares were based on the market value at the time of issuance.

If we do not maintain the effectiveness of the registration of the shares of common stock being sold pursuant to this prospectus in a timely manner, we will be required to issue additional shares of series A preferred stock as liquidated damages.

The registration rights agreement which we executed in connection with the sale of the convertible notes initially required us to issue additional shares of series A preferred stock if we failed to file a registration statement by July 7, 2007, and have the registration statement declared effective by November 5, 2007, and keep the registration statement current and effective thereafter. The registration rights agreement was amended to eliminate liquidated damages for failure to file this registration statement when required and to waive any liquidated damages due as a result of our failure to have the registration statement declared effective through December 31, 2007. The agreement provides that the liquidated damages are a maximum of 2,130 of series A preferred stock per day, up to a maximum of 900,000 shares of series A preferred stock. However, since, pursuant to the SEC’s rules relating to secondary offerings, we are not able to register all of the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants, the number of shares is reduced to a fraction of 2,130 shares, of which the numerator is the number of shares being registered (2,250,000) and the denominator is the number of shares issuable upon conversion of all of the series A preferred stock (3,063,063), which is 1,565 shares per day. If the registration statement of which this prospectus is a part is not effective for any time during the two years following the first effective date of the registration statement, we will be obligated to issue an additional 1,565 shares per day thereafter until the registration statement is declared effective.

Risks Associated with Investing in our Common Stock

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our board of directors has the right, without stockholder approval, to issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock., which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any additional shares of preferred stock or to create any new series of preferred stock other than issuances required pursuant to liquidated damages provisions arising for the agreements we signed in connection with the May 2007 private placement, we may issue such shares in the future.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we will be required to include a management report on internal controls over financial reporting in our Form 10-K annual report for the year ended December 31, 2007, and we will be required to include an auditor’s report on internal controls over financial reporting for the year ended December 31, 2009. Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls, and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of Sarbanes Oxley, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

Because of our cash requirements and restrictions in our preferred stock purchase agreement as well as potential government restrictions, we may be unable to pay dividends.

We are prohibited from paying dividends on our common stock while our series A preferred stock is outstanding. In addition, payment of dividends to our shareholders would require payment of dividends by our China subsidiaries to us. This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the United States. Although our subsidiaries’ classification as wholly-owned foreign enterprises under Chinese law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so. Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Because our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

Our stock price may be affected by our failure to meet projections and estimates of earnings developed either by us or by independent securities analysts.

Although we do not make projections relating to our future operating results, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

The volatility of and limited trading market in our common stock may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock has ranged from $0.26 to $6.40. Any future market price for our shares is likely to continue to be very volatile. Further, our common stock is not actively traded, which may amplify the volatility of our stock. These factors may make it more difficult for you to sell shares of common stock.

The registration and potential sale, either pursuant to this prospectus or pursuant to Rule 144, by the selling stockholders of a significant number of shares could encourage short sales by third parties.

There may be significant downward pressure on our stock price caused by the sale or potential sale of a significant number of shares pursuant to this prospectus, which could allow short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

If the selling stockholders sell a significant number of shares of common stock, the market price of our common stock may decline. Furthermore, the sale or potential sale the offered shares pursuant to this prospectus and the depressive effect of such sales or potential sales could make it difficult for us to raise funds from other sources.

Although this prospectus does not cover shares of common stock issuable upon conversion of the series A preferred stock, the selling stockholders, who hold shares of series A preferred stock which are convertible into an aggregate of 3,063,063 shares of common stock, will be able to sell such shares of common stock pursuant to Rule 144 based on an amendment to the rule which permits stockholders who are not affiliates of the issuer to sell such stock without restriction after the shares have been held for six months. Since the holding period for these shares of common stock commenced in May 2007, the selling stockholders, as the holders of the series A preferred stock, will be able to convert the series A preferred stock, subject to the 4.9% limitation and sell the underlying common stock as soon as the amended Rule 144 becomes effective. The amendment to Rule 144 was announced in November 2007 and became effective 60 days after the amended rule is published in the Federal Register. The sale or potential sale of these shares may result in downward pressure on our stock price.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. In addition, such statements could be affected by risks and uncertainties related to the ability to conduct business in China, demand, including demand for our products resulting from change in the educational curriculum or in educational policies, our ability to raise any financing which we may require for our operations, competition, government regulations and requirements, pricing and development difficulties, our ability to make acquisitions and successfully integrate those acquisitions with our business, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, we will receive the amount of the exercise price. The maximum total exercise price is approximately $4.2 million, which we would receive only if all of the warrants for which the underlying shares of common stock are being registered were exercised at their present exercise prices, which are $1.50 per share as to warrants to purchase 735,632 shares of common stock, and $2.07 per share as to warrants to purchase 1,514,368 shares of common stock. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants could be reduced by up to 50%, with the result that the total proceeds would be reduced by up to approximately $2.1 million. We cannot assure you that any of the warrants will be exercised.

 DILUTION

 The common stock to be sold by the selling stockholders is common stock that is currently will be issued to our stockholders upon conversion or exercise of certain w arrants. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of October 16, 2008, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. Upon completion of the offering, none of the selling stockholders will own any shares outright, and will only own shares issuable upon conversion of series A preferred stock or exercise of warrants that have not been sold pursuant to this offering. The following table sets forth, as to each of the selling stockholders, the number of shares beneficially owned, the number of share being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding [4]
Barron Partners, LP [1]	2,101,050	2,101,050	1,116,016	4.9%
Eos Holdings [2]	285,186	82,800	202,386		*
Hua-Mei 21st Century Partners, LP [3]	228,148	66,150	161,998		*

* Less than 1%.

[1]
Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners. The shares being offered by Barron Partners represent 666,667 shares issuable upon exercise of $1.50 warrants and 1,434,383 shares issuable upon exercise of $2.07 warrants. As a result of the 4.9% limitation on the number of shares issuable upon conversion of the series A preferred stock and the exercise of the warrants, the number of shares of common stock shown as beneficially owned by Barron Partners after the offering represents the number that, upon such exercise or conversion, would result in Barron Partners owning 4.9% of the then outstanding common stock. The total number of shares which would be owned beneficially by Barron Partners prior to the sale of shares in this offering if the 4.9% limitation were not applicable is 7,133,580 shares, representing the shares of common stock issuable upon conversion of the series A preferred stock and the warrants, which would represent beneficial ownership of 26.9% of our common stock.

[2]
Jon Carnes has sole voting and dispositive power over the shares beneficially owned by Eos Holdings. The shares being offered by Eos Holdings represent 38,314 shares issuable upon exercise of $1.50 warrants and 44,486 shares issuable upon exercise of $2.07 warrants.

[3]
Peter Sirus and Leigh Curry have sole voting and dispositive power over the shares beneficially owned by Hua-Mei 21st Century Partners, LP. The shares being offered by Hua-Mei 21st Century Partners, LP represent 30,651 shares issuable upon exercise of $1.50 warrants and 35,499 shares issuable upon exercise of $2.07 warrants.

[4]
For purposes of determining the percentage of outstanding after completion of the offering, we are assuming that all of the 2,250,000 shares of common stock covered by this prospectus have been issued and are outstanding. The total number of shares which would be owned beneficially by Barron Partners after the offering if the 4.9% limitation were not applicable is 5,032,530, representing the shares of common stock issuable upon conversion of the series A preferred stock and the warrants, which would represent beneficial ownership of 18.7% of our common stock.

Since neither EOS Holdings nor Hua-Mei 21st Century Partners, LP owns a significant percentage of the stock, the 4.9% limitation only applies to Barron Partners. The 4.9% limitation relates to the percentage beneficial ownership that Barron Partners may own at any one time. The 4.9% limitation does not preclude serial exercises and sales. If Barron Partners exercises warrants to the extent of the 4.9% limitation, Barron Partners may sell those shares and exercise the warrants or convert shares of series A preferred stock to bring its beneficial ownership to 4.9%.

Pursuant to the securities purchase agreement, 2,833,333 shares of series A preferred stock, which are convertible into 944,445 shares of common stock, and 944,445 shares of common stock which are owned by our chief executive officer, Xiqun Yu, are held in escrow. If our pre-tax income for 2007 is less than $0.19941 per share, on a fully-diluted basis, all or a portion of the shares of series A preferred stock will be delivered to the investors and all or a portion of the shares placed in escrow with Mr. Yu will be returned to us and cancelled. None of the escrow shares are treated as being beneficially owned by any of the selling stockholders either prior to or upon completion of the offering. The following table sets forth the maximum number of the shares of series A preferred stock which may be transferred to each of the selling stockholders.

Name	Maximum Number of Shares
Barron Partners, LP	2,645,833
Eos Holdings	104,167
Hua-Mei 21st Century Partners, LP	83,333
Total	2,833,333

Since we have achieved the pre-tax income per share milestone set forth in the securities purchase agreement, Mr. Yu’s shares will be promptly released from escrow and returned to him.

The shares being offered by the selling stockholders represent the shares of common stock issuable upon exercise of warrants that were issued upon conversion of the notes that were issued in the May 2007 private placement. See “Selling Stockholders - May 2007 Private Placement” for information relating to the shares of common stock issuable to the selling stockholders. We are not registering any shares of common stock issuable upon conversion of any of the shares of preferred stock which may be delivered to the selling stockholders pursuant to the escrow agreement or any shares which have been issued or may be issued pursuant to the liquidated damages provisions discussed in “Selling Stockholders - May 2007 Private Placement.”

Except as expressly provided in the certificate of designation relating to the series A preferred stock or the warrants, no person may convert shares of series A preferred stock or exercise warrants to the extent that such conversion or exercise would result in beneficial ownership by that person and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. This provision, which cannot be modified, limits the ability of the holders of the series A preferred stock to convert their shares of series A preferred stock and exercise their warrants. This limitation applies separately to each of these selling stockholders and applies to shares owned by the selling stockholders at any one time. Upon disposition of the shares issuable upon conversion of the series A preferred stock and exercise of the warrants, the selling stockholders would be able to exercise or convert additional securities. As the number of outstanding shares of common stock increases, whether upon conversion of the series A preferred stock or exercise or warrants or for any other reason, the number of shares which could be issued under this limitation will increase. In the event that any holder of notes or the warrants issued in the May 2007 private placement transfers its or his notes or warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

Although this prospectus does not cover shares of common stock issuable upon conversion of the series A preferred stock, the selling stockholders, who hold shares of series A preferred stock which are convertible into an aggregate of 3,063,063 shares of common stock, will be able to sell such shares of common stock pursuant to Rule 144 based on an amendment to the rule which permits stockholders who are not affiliates of an issuer to sell such stock without restriction after the shares have been held for six months. Since the holding period for these shares of common stock commenced in May 2007, the selling stockholders, as holders of the series A preferred stock, will be able to convert the series A preferred stock, subject to the 4.9% limitation, and sell the underlying common stock as soon as the amended Rule 144 becomes effective. The amendment to Rule 144 was announced in November 2007 and became effective 60 days after the amended rule was published in the Federal Register.

None of the selling stockholders is a member, affiliate or associate of any broker-dealer. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

May 2007 Private Placement

On May 8, and May 31 2007, we sold, pursuant to a securities purchase agreement, as amended, 3% convertible subordinated notes in the aggregate principal amount of $3,400,000 to three investors. In October 2007, the notes were automatically converted into an aggregate of (i) 9,189,189 shares of our series A preferred stock, which are convertible into an aggregate of 3,063,063 shares of our common stock, subject to adjustment, (ii) five-year common stock purchase warrants to purchase 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,034 shares of common stock at $2.40 per share and 264,367 shares of common stock at $3.00 per share.

The following table sets forth the investment made by each investor, which is the same as the principal amount of the note issued to each investor, the number of shares of preferred stock issued to the investor upon conversion of the notes, the number of shares of common stock are issuable upon conversion of the series A preferred stock, and the number of shares of common stock issuable upon exercise of each set of warrants:

Name	Investment	Preferred Stock	Common Stock	$1.50 Warrants	$2.07 Warrants	$2.40 Warrants	$3.00 Warrants
Barron Partners, LP	$3,175,000	8,581,081	2,860,360	666,667	2,645,833	656,250	239,583
Eos Holdings	125,000	337,838	112,613	38,314	104,167	13,769	13,769
Hua-Mei 21st Century Partners, LP	100,000	270,270	90,090	30,651	83,333	11,015	11,015
Total	$3,400,000	9,189,189	3,063,063	735,632	2,833,333	681,034	264,367

The notes provided for interest at 3% per annum. However, upon the conversion of the notes, we issued the stock and warrants based on the principal amount of the notes, and we did not make any adjustment for the interest.

The warrants have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months following the date of the initial issuance and thereafter only if the underlying shares are covered by an effective registration statement.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if our pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.19941. Pre tax-income is defined as income before income taxes determined in accordance with generally United States generally accepted accounting principles (“GAAP”) plus (a) any charges relating to the transaction contemplated by the purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. An adjustment in the warrant exercise price does not affect the number of shares issuable upon exercise of the warrants. The following table sets forth the exercise price of the warrants if our pre-tax income is 20% below the threshold (a “20% shortfall”) and 50% or more below the threshold (a “50% shortfall”):

	$1.50 Warrant	$2.07 Warrant	$2.40 Warrant	$3.00 Warrant
	Exercise Price	Exercise Price	Exercise Price	Exercise Price
Unadjusted	$1.50	$2.07	$2.40	$3.00
20% shortfall	$1.20	$1.656	$1.92	$2.40
50% shortfall	$0.75	$1.035	$1.20	$1.50

No warrant exercise price needs to be adjusted since the pre-tax income after adjustment of the warrant transaction charges is higher than $0.19941 per share of common stock.

The warrants also give us the right to call the warrants for $.01 per share of common stock issuable upon exercise of the warrants if the trading price per share of the common stock is not less than the greater of (a) $4.14 or 200% of the exercise price for the $2.07 warrants, (b) $4.14 or 276% of the exercise price for the $1.50 warrants; (c) $4.14 or 172.5% of the exercise price for the $2.40 warrants, and (d) $5.25 or 175% of the exercise price for the $3.00 warrants on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 1,000 shares.

In order for us to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, our right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

The securities purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that those securities may not be exercised or converted if such conversion or exercise would result in the holder and its affiliates having beneficial ownership of more than 4.9% of our outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

Pursuant to the purchase agreement, in addition to the foregoing:

•	We amended our articles of incorporation to provide for a class of preferred stock and we created the series A preferred stock.

•
We placed 944,445 shares of common stock and Mr. Xiqun Yu, our chief executive officer and principal stockholder, placed in escrow 944,445 shares of common stock. We are to deliver to the escrow agent a certificate for 2,833,333 shares of series A preferred stock, upon receipt of which the escrow agent is to return to us for cancellation the 944,445 shares of common stock that we placed in escrow.

•
If our pre-tax income for 2007 is less than $0.19941 per share, on a fully-diluted basis, the percentage shortfall shall be determined by dividing the amount of the shortfall by the target number. If the percentage shortfall is equal to or greater than 33 1/3%, then the 944,445 shares of common stock (or the 2,833,333 shares of series A preferred stock after the exchange of the common stock for the series A preferred stock as described above) shall be delivered to the investors and the 944,445 shares of common stock placed in escrow by Mr. Yu shall be delivered to us for cancellation.

•	If the percentage shortfall is less than 33 1/3%, the escrow agent shall:

•
with respect to the shares placed in escrow by us, (i) deliver to the investors such number of shares of common stock as is determined by multiplying the percentage shortfall by 944,445 (or 2,833,333 shares of series A preferred stock after the exchange of the common stock for the preferred stock as described above), and (ii) deliver to the balance of such shares to us for cancellation, and

•
with respect to the shares placed in escrow by Mr. Yu, (i) deliver to us such number of shares of common stock as is determined by multiplying the percentage shortfall by 944,445 shares, and we shall cancel such shares, and (ii) deliver to Mr. Yu the balance of the 944,445 shares that were not transferred to us.

•
We agreed that, within 90 days after the closing, which was August 6, 2007, we would have appointed such number of independent directors that would result in a majority of our directors being independent directors and we would have an audit committee composed solely of at least three independent directors and a compensation committee would have a majority of independent directors. Thereafter, our failure to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason, would results in the imposition of liquidated damages which are payable in cash or additional shares of series A preferred stock. The liquidated damages are computed in an amount equal to 12% per annum of the principal amount of notes outstanding, up to a maximum of $408,000, which is payable in cash or stock, at the election of the investors. Our failure to comply with these requirements resulted in our payment of liquidated damages through the payment of $77,128 or the issuance of 208,456 shares of series A preferred stock as of October 15, 2007. The shares of series A preferred stock are convertible into 69,484 shares of common stock. The investors elected to take payment in stock, and we issued the shares in October 2007. The number of shares of series A preferred stock was based on the liquidation value of one share of series A preferred stock, which is $.37 per share. The investors have waived their right to receive any additional liquidated damages through December 31, 2007 with respect to our failure to comply with these provisions. Pursuant to the securities purchase agreement, as amended, the shares of series A preferred stock are valued at the liquidation value, which is $0.37 per share of series A preferred stock. Since the market price for our common stock on October 15, 2007 was $4.00 per share, the market value of the shares issued to the investors was approximately $277,944. If we are required to issue any additional shares of series A preferred stock pursuant to the securities purchase agreement, we are to issue the shares at the $0.37 per share liquidation value.

•
We and the investors entered into a registration rights agreement pursuant to which we were required to have this registration statement filed with the SEC by July 7, 2007 and declared effective by the SEC not later than November 5, 2007. We filed the registration statement on September 13, 2007. In November 2007, we entered into an agreement with the investors pursuant to which the registration rights agreement was amended to eliminate the liquidated damages for failure to file this registration statement when required and waived any additional liquidated damages that would be due as a result of our failure to have the registration statement declared effective by December 31, 2007.

Liquidated damages under the registration rights agreement are payable through the issuance of additional shares of series A preferred stock at the rate of 2,130 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 900,000 shares. However, since, pursuant to the SEC’s rules relating to secondary offerings, we are not able to register all of the shares of common stock issuable upon conversion of the series A preferred stock or exercise of the warrants, the number of shares is reduced to a fraction of 2,130 shares, of which the numerator is the number of shares being registered (2,250,000) and the denominator is the number of shares issuable upon conversion of all of the series A preferred stock (3,063,063), which is 1,565 shares per day. If the registration statement of which this prospectus is a part is not declared effective by December 31, 2007 we will be required to issue 1,565 shares of series A preferred stock for each day subsequent to December 31, 2007 that the registration statement is not effective.

•	The investors have a right of first refusal on future financings.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the conversion price of the series A preferred stock or the exercise price of the warrants, (a) the conversion price of the note and the series A preferred stock is reduced to the lower price and (b) exercise price will be reduced pursuant to a weighted average formula.

•	We are restricted from issuing convertible debt or preferred stock or from having debt in an amount greater than twice our earnings before interest, taxes, depreciation and amortization.

•
Our officers and directors agreed, with certain limited exceptions, not to publicly sell shares of common stock for 27 months or such earlier date as all of the convertible securities and warrants have been converted or exercised and the underlying shares of common stock have been sold.

•	We paid Barron Partners $50,000 for its due diligence expenses.

In connection with the placement, we paid Brean Murray Carret & Co. a fee of $60,000 and issued to Brean Murray a warrant to purchase 83,333 shares of common stock at $2.25 per share, and paid cash fees of $48,000 to Huang Jun and $24,000 to Liu Zongbo.

The proceeds from the sale of the notes, after brokerage fees and closing costs was used to pay the principal and interest on bridge notes issued in September 2006 in the amount of $1,364,578 and for working capital. The warrants to purchase shares of common stock which were issued in connection with the bridge notes (of which there are currently 382,503 outstanding), were modified so that the warrants will terminate on September 29, 2010 and have an exercise price of $1.50 per share. The warrants give us the right to call the warrants for $.01 per share after September 29, 2008 if the average closing sales price of our common stock exceeds $4.14 per share during any period of 30 consecutive trading days. It was also agreed that there will be no piggy-back rights regarding the warrants in connection with the registration statement to be filed by us in connection with the notes issued pursuant to the purchase agreement and that the warrant holders will not exercise any demand registration rights until September 29, 2008; provided, however, the holders of the warrants shall not exercise any demand registration rights if (a) all of the underlying shares issuable upon exercise of such warrants may be sold pursuant to Rule 144(k) or any subsequent successor rule or (b) such warrants have not been called for redemption.

Table 1 sets forth the dollar value of any payment made by us, including the value of any payments made in stock, in connection with May 2007 private placement, to any selling stockholder or any affiliate of any selling stockholder or any person which we know to have a contractual relationship with any selling stockholder.

Table 1

Payee	Payment	Value of Payment		Purpose of Payment
Barron Partners	$50,000	$50,000		Due diligence payment made at closing
Brean Murray Carret & Co.	$60,000 plus warrants to purchase 83,333 shares of common stock at $2.25 per share	$64,495		Investment banking fee
Huang Jun	$48,000	$48,000		Finders fee
Liu Zongbo	$24,000	$24,000		Finders fee
Barron Partners, Eos Holdings and Hua-Mei 21st Century Partners	208,456 shares of series A preferred stock	$77,128	(1)	Liquidated damages for failing to have a majority of independent directors as of October 15, 2007
Barron Partners, Eos Holdings and Hua-Mei 21st Century Partners	A maximum of 2,833,333 shares of series A preferred stock (potential) or 944,445 shares of common stock if the series A preferred stock is not exchanged for the common stock	$4,476,666	(2)
Maximum value of the 944,445 shares of common stock (or 2,833,333 shares of series A preferred stock upon the exchange) held in escrow if such shares are delivered to the investors as a result a shortfall of 33 1/3% or more from our targeted pre-tax income.

(1)
The value of the series A preferred stock is based on the liquidation value of one share of series A preferred stock, which is $.37 per share. The value of such shares, based on the closing price of one share of common stock on November 26, 2007, would have been $329,360.

(2)
The series A preferred stock is based on a price of $1.58 per share since each shares of series A preferred stock is convertible into one-third share of common stock and the price of the common stock on November 26, 2007 was $4.74.

We received total proceeds of $3,400,000 from the sale of the notes. After deducting the due diligence payment of $50,000 to Barron Partners and the investment banking and finders fees in the amount of $132,000, the net cash proceeds were $3,218,000.

The closing price of our common stock on November 26, 2007 was $4.74 per share. If all of the 2,250,000 shares of common stock that the selling stockholders propose to sell pursuant to this prospectus were sold at that price, the selling stockholders would realize gross proceeds of approximately $10.7 million. Table 2 shows the potential profit from the sale of those shares if the shares could be sold at that price:

Table 2

Gross proceeds	$10,665,000
Exercise price of the warrants	4,238,190
Potential profit	$6,426,810

In Table 2, no portion of the purchase price of the notes was allocated to the shares of common stock issuable upon exercise of the warrants.

Table 3 sets forth information relating to the total profit which the selling stockholders may realize from their sale of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants, based on the market price of our common stock on November 26, 2007 of $4.74 per share.

Table 3

	Shares of common stock issuable upon exercise or conversion of
	Series A Preferred	$1.50 warrants	$2.07 warrants	$2.40 warrants	$3.00 warrants	Total
Issued at closing	3,063,063	735,632	2,833,333	681,034	264,367	7,577,429
Liquidated damages	69,484	0	0	0	0	69,484
Total	3,132,547	735,632	2,833,333	681,034	264,367	7,646,913
Cost	$3,400,000	$1,103,448	$5,864,999	$1,634,482	$793,101	$12,796,030
Sales price at $4.74	$14,848,273	$3,486,896	$13,429,998	$3,228,101	$1,253,100	$36,246,368
Discount based on $4.74 price	$11,448,273	$2,383,448	$7,564,999	$1,593,620	$459,999	$23,450,338
Maximum adjustment if earnings target is not met	$4,476,666	$551,724	$2,932,500	$817,241	$396,551	$9,174,681
Discount resulting from the foregoing adjustments	$15,924,939	$2,935,172	$10,497,499	$2,410,860	$856,549	$32,625,019

In Table 3:

•
The purchase price of the notes is being allocated to the shares issuable upon conversion of the series A preferred stock. The effective price per share for the shares issuable upon conversion of the shares of series A preferred stock is $1.11 per share. There is no cost associated with the shares issued for liquidated damages.

•
The number of shares issued as liquidated damages reflect those shares that were paid to the selling stockholders as of October 15, 2007, and is based on the assumption that the registration statement will be declared effective by December 31, 2007.

•
The maximum adjustment if earnings target is not met reflects (a) the value of the common stock issuable upon conversion of the maximum number of shares of series A preferred stock which may be delivered to the selling stockholders from escrow and (b) the increase in the discount resulting from the maximum reduction in the exercise price of the warrants.

•	The discount referred to in the table represents the potential profit to the selling stockholder based on the assumptions reflected in the table.

Table 4 sets forth information concerning the gross proceeds paid or payable to us, the net proceeds and the potential profit to the selling stockholders based on the closing price of our common stock on November 26, 2007 of $4.74 per share, and the ratio of the potential profit to the net proceeds to us.

Table 4

1.	Gross proceeds payable at closing	$3,400,000
2.	Gross proceeds from exercise of all warrants at current exercise price	9,396,030
3.	Total gross proceeds	12,796,030
4.	Cash payments to selling stockholders, brokers’ commissions, value ofequity issued to brokers and potential issuance of series A preferred stock ifearnings targets are not met, as shown in Table 1	4,735,794
5.	Net proceeds to us (line 3 minus line 4)	8,060,236
6.	Potential profit to selling stockholders based on issuance of the maximum number of shares of series A preferred stock and the maximum reduction in the exercise price of the warrants, as shown in Table 3	32,625,023
7.	Ratio of potential profit to selling stockholders (line 6 to net proceeds to us (line 5)	405%

Table 5 sets forth information as to our outstanding shares and shares issued to the selling stockholders.

Table 5

Shares outstanding prior to conversion of any shares of series A preferred stock or warrants, exclusive of shares held by officers, directors and affiliates	6,725,497
Shares registered for resale by selling stockholders and their affiliates prior to the registration statement of which this prospectus is part	0
Shares sold by selling stockholders and their affiliates pursuant to a registration statement	0
Shares issued to selling stockholders and their affiliates upon conversion of series a preferred stock or warrants and held by them	0
Shares registered for selling stockholders for sale pursuant to this prospectus which have not been sold as of the date of this prospectus	2,250,000

The number of shares included in this registration statement represents 33.45% of the shares of common stock held by stockholders other than our officers, directors and affiliates.

The selling stockholders do not hold any option, warrants, notes or other convertible securities other than the securities described in this prospectus. Neither we nor our predecessor engaged in any securities transactions with any of the selling stockholders, their affiliates or any person which whom any selling stockholder has a contractual relationship regarding the sale by us of our securities to the selling stockholders. We have been advised by the selling stockholders that they do not have a short position in our common stock. Except as described in this prospectus, we do not have any agreements or understandings with any of the stockholders or any of their affiliates or any person known to us to have a contractual relationship with any of the selling stockholders.

 PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions or by gift. These sales may be made at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable : law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded is the OTC Bulletin Board under the trading symbol CEUA. The table below presents the closing high and low closing bid prices for our common stock for each quarter from January 1, 2005 through June 30, 2008. These prices reflect inter-dealer prices, without retail markup, markdown, or commission, and may not represent actual transactions. We obtained the following information from the National Quotations Bureau, L.L.C., adjusted for the one-for-three reverse split.

	High Bid	Low Bid
Year ended December 31, 2005
1st Quarter	$1.65	$0.75
2nd Quarter	0.90	0.51
3rd Quarter	1.08	0.60
4th Quarter	0.90	0.24

Year ended December 31, 2006
1st Quarter	2.85	0.26
2nd Quarter	3.30	1.05
3rd Quarter	1.53	0.45
4th Quarter	2.55	0.84

Year ended December 31, 2007
1st Quarter	2.49	1.35
2nd Quarter	1.95	0.78
3rd Quarter	3.00	1.38
4th Quarter	6.40*	2.40*

Year ended June 30, 2008
1st Quarter	5.15*	1.85*
2nd Quarter	3.35*	1.99*

*	Prices reflect a 3-for-1 stock split on October 12, 2007.

On October 16, 2008, the closing price of our common stock on the OTC Bulletin Board was $1.75 per share.

Dividends

We have not declared or paid any dividends on our common stock and presently does not expect to declare or pay any such dividends in the foreseeable future. Our securities purchase agreement relating to our May 2007 private placement prohibits us from paying dividends while the series A preferred stock is outstanding.

The stock transfer agent of the Company is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, FL 33321.

Securities authorized for issuance under equity compensation plans

As of the date of this Registration Statement, we do not have any securities authorized for issuance under any equity compensation plans and we do not have any equity compensation plans.

Shares Eligible for Future Sale

There is no established trading market for our common stock. Future sales of substantial amounts of our common stock in the trading market could adversely affect market prices.

This is an offering of 2,250,000 shares of our common stock by the selling stockholders. As of October 16, 2008, there were issued and outstanding (i) 21,892,631 shares of common stock, (ii) 7,597,645 shares of Series A Preferred Stock (convertible into 2,532,548 shares of common stock); (iii) warrants to purchase 3,647,409 shares of common stock; and (iv) options to purchase 10,000 shares of common stock. Assuming conversion of all the Preferred Stock, warrants and options, there will be 28,082,588 shares of common stock outstanding. 2,250,000 shares underlying certain warrants are being registered for resale in this prospectus. 5,966,300 of these shares are currently eligible for resale under Rule 144.

Registration Rights

Other than the registration rights set forth in the registration rights agreement entered into with the investors as described in the May 2007 private placement above, we have no other obligation to register under the Securities Act any of our shares of common stock.

Rule 144 Shares

After February 15, 2008, a person who has beneficially owned shares of a company’s common stock for at least six months is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding which, in our case, would equal approximately 218,926 shares of our common stock as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(b), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Notwithstanding the allowances for resale described above, Rule 144(i) imposes additional restrictions on companies that have at any time previously qualified as a “shell” company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended). Under Rule 144(i), the shares of a former shell company are not available for resale unless (i) the company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the company was required to file such reports and materials), and (ii) one year has elapsed from the time that the company has filed current Form 10 information with the SEC reporting that it has ceased to be a shell company.

Consequently, as of October 16, 2008 there are approximately 5.97 million shares of our common stock held by 80 shareholders of record which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

Penny Stock Regulations

Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

Reports

We are subject to certain filing requirements and furnish annual financial reports to our stockholders, certified by our independent accountant, and un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this prospectus. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see  “Forward Looking Statements.”

Overview

Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of education resources. We have a database comprising such resources as test papers for secondary education courses as well as video on demand. Our database includes more than 300,000 exams, test papers and courseware for secondary and elementary schools. We also offer, through our website, video on demand, which includes tutoring of past examination papers and examination techniques.

We also provide on-site teaching services in Harbin, where we have a 36,600 square foot training facility with 17 classrooms that can accommodate 1,200 students. These classes complement our on-line education services. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition fees for these classes.

We generate revenue through our website by selling prepaid debit cards to our subscribers. These debit cards permit the subscriber to download materials from our website over a specified period, usually one year. We recognize revenue from the debit cards when the students use the debit cards to purchase our products. To the extent that the debit cards expire unused, we recognize the remaining balance of the debit card at that time. We also recognize revenue from our online education business through the sale of advertising on our website. We recognize revenue from our training center’s classes ratably over the term of the course, and we recognize revenue from face-to-face tutorials with students who attend our training center and face-to-face information technology training courses.

The laws of the People’s Republic of China provide the government broad power to fix and adjust prices. We need to obtain government approval in setting our prices for classroom coursework and tutorials, which affects our revenue in our training center business. Although the sale of educational material over the Internet is not presently subject to price controls, we cannot give you any assurance that they will not be subject to controls in the future. To the extent that we are subject to price control, our revenue, gross profit, gross margin and net income will be affected since the revenue we derive from our services will be limited and we may face no limitation on our costs. Further, if price controls affect both our revenue and our costs, our ability to be profitable and the extent of our profitability will be effectively subject to determination by the applicable Chinese regulatory authorities.

Because students who purchase our on-line programs purchase debit cards for the programs that they use and students who enroll in our training classes pay their tuition before starting classes, we do not have significant accounts receivable. At June 30, 2008, we had no accounts receivable.

Our prepaid expenses account for a significant portion of our current assets - approximately 710,522 or 3.5% of current assets at June 30, 2008. Prepaid expenses are primarily comprised of advance payments made for services to teachers for online materials and video and prepaid rent. At June 30, 2008, . prepaid press releases totaled $3,638, prepayments to teachers for online materials totaled $143,172, prepayment of rent expense totaled $238,535, consulting fees totaled $8,731, legal fees totaled $11,642, software development totaled $291,045 and other prepaid expenses were $13,759. We amortize the prepayments to teachers over three months, which is the estimated life of the testing materials. The prepaid rent related to our Beijing office and dormitory rental for our training center. The prepayment to teachers decreases as the materials are delivered and the prepaid rent decreases ratably during the terms of the leases.

As a result of both the manner in which we recognize revenue and the manner that we expense the cost of our materials, there is a difference between our cash flow and both revenue and cost of revenue.

In our on-line education business segment, the principal component of cost of sales is the cost of obtaining new material to offer students as we increase the available material as well as depreciation related to computer equipment and software and direct labor cost. This business segment generates a relatively high gross margin, which was 86.9% for the six months ended June 30, 2008. The gross margin is affected by the payments we have to make to the teachers for the materials. In our training center business segment, the principal components of cost of sales are faculty and the amortization of intangible assets. This business segment generates a lower gross margin than the online education business segment, which was 58.8% for the six months ended June 30, 2008. The tuition that we charge our students at our training center is subject to government approval. As a result, we may not be able to pass on to our students any increases in costs we incur, including increased costs of faculty. Our gross margin in the training center is also affected by the size of our classes.

Our on-line products and our training services are dependent upon the government's education policies. Any significant changes in curriculum or testing methods could render all or a significant portion of our library of test papers and our training center obsolete and we may have to devote substantial resources in adapting to the changes.

We have recently added a platform for training agencies and schools to offer their services, and we offer job search guidance and career planning courses to college graduates through this platform. This business has become part of our online education business, since it is currently largely an Internet-based activity.

Because the purchase of both our on-line and our training center is made from discretionary funds, our business is dependent upon both the economy of the People’s Republic of China and the perception of students that they will benefit from improving their ability to perform well on standardized tests which are given before middle school, high school and university.

In December 2006, we acquired, for approximately $1.0 million, all of the fixed assets and franchise rights of Harbin Nangang Compass Computer Training School (“Compass Training School”), which was engaged in the business of providing on-site training on network engineering and ACCP software engineering to computer vocational training school students. As a result of this acquisition, we became the partner of Beida Qingniao APTEC Software Engineering within Heilongjiang Province in the People’s Republic of China for vocational training. The acquisition includes six classrooms for on-site education classes, six computer rooms and patented course materials. Compass Training School currently has two principal education programs focused on network engineering and ACCP software engineering.

We, through our wholly-owned subsidiary, own 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd, which was formed on September 30, 2006. At the time of its organization, we transferred a 30% interest in this subsidiary to The Vocational Education Guidance Center of China, a non-profit, quasi-government entity, for no consideration in order to enable us to work with the Guidance Center's network to expand our business. The value of this 30% interest, which is based on our cost, is treated as an intangible.

We are in the process of introducing new services aimed at the students who desire to attend vocational school. These students include high school students who do not continue their education at universities and university graduates who are unable to find employment. The core business of our vocation education will be in three main areas: vocation education enrollment, vocational certification, and career development for college graduates. We have collaborated with the China Vocation Education Society in setting up www.360ve.com, which provides information regarding vocation training schools and vocation training both on-line and on-site.

On April 27, 2008, we entered and closed an agreement to acquire 70% (70 shares of common stock) of the issued and outstanding shares of World Exchanges Inc. (“World Exchanges”), which provides English training programs, English test preparation courses and overseas study and consulting services through its five existing “Group Entities”.

The five “Group Entities” are Beijing Weishi Success Education Technology Co., Ltd., Beijing World Exchanges English College, Yantai WECL English College, Xiamen Siming District Weishi English Training School and the Private Qingdao Weishi Education Training School, all of which provide English language training services in regions of Beijing, Yantai, Xiamen and Qingdao.

Accordingly, we now have the controlling rights to operate the five “Group Entities” through World Exchanges. World Exchanges primarily operates the World Exchanges College of Language (“WECL”) English Education business. The WECL has been providing English instruction for Chinese students since 1988. WECL offers 1) a Qualifying Program designed to help beginners who want to learn English as a second language to develop competence in communication skills at an elementary level; 2) a Combined Studies Program which is open to students with a College degree or at least six years of high school; 3) a General English Studies Program, which is the second year of the Combined Studies program or may be taken by someone with 3 years of university courses and a minimum of 6 years of English instruction. In addition, WECL recently started providing language test preparation programs and overseas study and consulting services for students.

We will have a share of the revenue from the English language training courses at the Group Entities and other revenue will come from their part-time, language training program, test preparation program as well as overseas study and consulting services for students.

On April 18, 2008, the Company’s wholly-owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. entered an agreement to contribute RMB3, 000,000 (approximately, $430,000) for a 49.02% equity interest of Harbin New Discovery Media Co (HNDM), which provides domestic advertising, press releasing, and agency service, software services, and business services national wide.

HNDM has strong newspaper brand recognition and a loyal readership in the Heilongjiang province. Through HNDM, we may create new educational material distribution channels in readable newspaper format in the future. In addition, our joint venture partner, Harbin Daily Newspaper Group has extensive expertise, resources, and relationships in the newspaper business which we may leverage to assure success in any new ventures.

HNDM’s “Scientific Discovery” newspaper has two publications per week. The first one comprises elementary and secondary school tutorship materials, synchronizing with students syllabi. The second one comprises scientific information and guidance in daily life. We anticipate a weekly circulation of 150,000 sets.

Significant Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Property and equipment are evaluated for impairment whenever indicators of impairment exist. Accounting standards require that if an impairment indicator is present, we must assess whether the carrying amount of the asset is unrecoverable by estimating the sum of the future cash flows expected to result from the asset, undiscounted and without interest charges. If the recoverable amount is less than the carrying amount, an impairment charge must be recognized, based on the fair value of the asset.

Franchise rights, which we acquired from third parties, are amortized over the lives of the rights agreements, which is five years. We evaluate the carrying value of the franchise rights during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the quarter ended June 30, 2008.

As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes. This process involves estimating our current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and, to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent that we establish a valuation allowance or increase this allowance in a period, we must include a tax provision or reduce our tax benefit in the statements of operations. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We believe, based on a number of factors including historical operating losses, that we will not realize the future benefits of a significant portion of our net deferred tax assets and we have accordingly provided a full valuation allowance against our deferred tax assets. However, various factors may cause those assumptions to change in the near term.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

We have determined the significant principles by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most significant accounting policies are those related to revenue recognition and deferred revenue.

Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. We believe that these criteria are satisfied upon customers’ download of prepaid study materials. Prepaid debit cards allow our subscribers to purchase a predetermined monetary amount of download materials posted on our website. Prepaid service contracts are amortized to income on a straight line basis over the length of the service contract. These service contracts allow the user to obtain materials for a designed period of time. At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when services are actually rendered. Unused value relating to debit cards is recognized as revenue when the prepaid debit card has expired. Revenue from advertising on our website is recognized when the advertisement is run. Since advertising customers are billed monthly, there are no unearned advertising revenues.

Prepaid expenses are primarily comprised advance payments made for services to teachers for online materials and video and prepaid rent.

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represent deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials, including testing booklets, supplemental materials, and teaching video clips. We value the sales based on the actual occurrence of customer download. Therefore, the spare time between the purchase of debit cards and actual download is recorded under advances on accounts as deferred or unearned revenues. Once the download takes place, the amount is then transferred from advances on accounts to sales. Education fee prepayments represent tuition payments and payments for service contracts which are amortized over their respective terms.

We have a stock option compensation plan to our new CFO, Ms. Susan Liu, to purchase a total of 10,000 shares of common stock of the company, such options to vest monthly in equal installments commencing from June 2, 2008 through June 1, 2009. The initial grant shall vest in 833 equal monthly installments.

We do not have any stock option or other equity-based incentive plans for our other officers, directors or key employees. To the extent that we do adopt such plans in the future, such grants will be valued at the granting date and expensed over the applicable vesting period as required by Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payments.”

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, the Company anticipates adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management adopted this Statement on January 1, 2007, and the adoption of SFAS No. 158 did not have a material impact to the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will change the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) will impact the Company in the event of any future acquisition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that SFAS 160 will have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of FAS 161.

Results of Operations

The following table sets forth information from our statements of operations for the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007 and 2006, in dollars and as a percentage of revenue:

	(Dollars)
	Six Months Ended June 30,				Year Ended December 31,
	2008		2007		2007		2006
Revenues:
Online education	$6,940,727	81.4%	$6,344,653	85.3%	$13,623,707	78.6%	$6,620,519	79.5%
Training center	1,588,384	18.6%	1,091,329	14.7%	3,699,827	21.4%	1,703,954	20.5%
Cost of sales						0.0%
Online education	907,867	10.6%	1,287,617	17.3%	2,393,945	13.8%	1,766,442	21.2%
Training center	654,457	7.7%	446,089	6.0%	1,147,364	6.6%	797,448	9.6%
Gross profit
Online education	6,032,860	70.7%	5,057,036	68.0%	11,229,762	64.8%	4,854,077	58.3%
Training center	933,927	10.9%	645,240	8.7%	2,552,463	14.7%	906,506	10.9%
Operating expenses:						0.0%
Selling expenses	2,613,018	30.6%	1,839,166	24.7%	5,198,011	30.0%	1,404,319	16.9%
Administrative	625,905	7.3%	595,666	8.0%	1,825,264	10.5%	1,516,865	18.2%
Depreciation and Amortization	415,831	4.9%	213,177	2.9%	484,643	2.8%	123,610	1.5%
Income from operations	3,312,033	38.8%	3,054,267	41.1%	6,274,307	36.2%	2,715,789	32.6%
Interest income (expense), net	34,594	0.4%	(476,993)	(6.4)%	(3,548,166)	(20.5)%	(134,825)	(1.6)%
Other income, net	528,497	6.2%	55,494	0.7%	860,037	5.0%	0	0.0%
Income before income taxes	3,875,124	45.4%	2,632,768	35.4%	3,586,178	20.7%	2,580,964	31.0%
Provision for income taxes	305,208	3.6%	236,745	3.2%	481,271	2.8%	0	0.0%
Income before minority interest	3,569,916	41.9%	2,396,023	32.2%	3,104,907	17.9%	2,580,964	31.0%
Net income	3,569,916	41.9%	2,396,023	32.2%	3,104,907	17.9%	2,624,660	31.5%

The following table sets forth information as to the gross margin for our two lines of business for the six months ended June 30, 2008 and 2007 and the years ended December 31, 2007 and 2006.

	(Dollars)
	Six Months Ended June 30,		Year Ended December 31,
	2008	2007	2007	2006
On-line Education:
Revenue	$6,940,727	$6,344,653	$13,623,707	$6,620,519
Cost of sales	907,867	1,287,617	2,393,945	1,766,442
Gross profit	6,032,860	5,057,036	11,229,762	4,854,077
Gross margin	86.9%	79.7%	82.4%	73.3%
Training center
Revenue	$1,588,384	$1,091,329	$3,699,827	$1,703,954
Cost of sales	654,457	446,089	1,147,364	797,448
Gross profit	933,927	645,240	2,552,463	906,506
Gross margin	58.8%	59.1%	69.0%	53.2%

Six Months Ended June 30, 2008 and 2007

The following table sets forth information from our statements of operations for the six months ended June 30, 2008 and 2007.

	(Dollars)
	Six Months Ended June 30,
	2008		2007
Revenue:	$8,529,111	100%	$7,435,982	100%
Cost of sales	1,562,324	18.3%	1,733,706	23.3%
Gross profit	6,966,787	81.7%	5,702,276	76.7%
Income from operations	3,312,033	38.8%	3,054,267	41.1%
Interest Expense	(34,594)	0.4%	(421,499)	5.7%
Value-added tax refund	528,497	6.2%	-	-
Income before income taxes	3,875,124	45.4%	2,632,768	35.4%
Provision for income taxes	305,208	3.6%	236,745	3.2%
Income before minority interest	3,569,916	41.9%	2,396,023	32.2%
Net income	3,569,916	41.9%	2,396,023	32.2%

Our net cash provided by operating activities was $4,445,103 for the six months ended June 30, 2008 a decrease of $417,080 or 8.58% from $4,862,183 for the same period in 2007. This decrease was due to an increase in net income of $1,173,893 along with non-cash charges related to increase of depreciation and amortization of $202,721 as compared to the six months ended June 30, 2007.

We operate in one business segment, that of education, in which we operate in two revenue areas of online education and education training centers. The following table sets forth information as to the gross margin for our two revenue areas for the six months ended June 30, 2008 and 2007.

	(Dollars)
	Six Months Ended June 30,
	2008	2007
On-line Education:
Revenue	$6,940,727	$6,344,653
Cost of sales	907,867	1,287,617
Gross profit	6,032,860	5,057,036
Gross margin	86.9%	79.7%
Training center
Revenue	1,588,384	1,091,329
Cost of sales	654,457	446,089
Gross profit	933,927	645,240
Gross margin	58.8%	59.1%

Revenue. Revenue increased by $1,093,129 or 14.7% in for the six months ended June 30, 2008 to $8,529,111 as compared to $7,435,982 for the same period in 2007, resulting in gross profit of $6,966,787 for the six months ended June 30, 2008 as compared to gross profit of $5,702,274 for the same period in 2007. The increase in revenue reflected increases of approximately $596,074 from our on-line education area and approximately $497,055 for our training center area. Advertising income is included in our on-line education revenue. In both 2007 and 2008, we added several new programs for vocational studies and certification programs, which provided new sources of income for our on-line education area.

Cost of sales. Our overall cost of sales decreased by approximately $171,382 to $1,562,324 for the six months ended June 30, 2008 as compared to $1,733,706 for the same period in 2007. The decrease in cost of sales reflects a $379,750 decrease in our cost of sales for our on-line education area in 2008 offset by an increase of $208,368 from our training center segment. The on-line training area gross margin increased to 86.9% for the six months ended June 30, 2008 from 79.7% for the same period in 2007 due to the fact that on-line education costs are somewhat fixed and margins increase with volume. Our training center area gross margin decreased to 58.8% in for the six months ended June 30, 2008 from 59.1% for the same period in 2007 due to decreased payments to lecturers.

Selling expenses. Selling expenses increased by approximately $773,852, or 42.1%, to $2,613,018 for the six months ended June 30, 2008 from $1,839,166 for the same period in 2007. The increases in selling expenses include increased agency fees associated with increased sales of our debit cards.

Administrative expenses. Administrative expenses increased by $30,239, or 5.1%, to $625,905 in 2008 as compared to $595,666 in 2007. The increase in administrative expenses was due to an increase in professional fees and office expenses offset by decreases in salaries and other administrative expenses.

Depreciation and amortization. Depreciation and amortization increased by $202,654, or 95%, to $415,831 for the six months ended June 30, 2008 as compared to $213,177 for the same period in 2007. This increase was due to depreciation and amortization associated with increases in fixed assets and amortization of intangible assets.

Interest income (expense). Interest expense decreased by $471,237, or 95.6% to $21,842 for the six months ended June 30, 2008 as compared to $493,079 for the same period in 2007. This reflects the conversion of the notes payable to stock during 2007.

Income Taxes. Under current Chinese tax law, a wholly foreign owned enterprise has a 100% tax exemption or “holiday” for the first two years after it so qualifies, and thereafter, a 50% tax “holiday” for three years. Since Harbin Zhong He Li Da became a wholly foreign owned enterprise in 2005, we benefited from a 100% tax holiday in 2006. Under the present law, we benefited from a 50% tax holiday for 2007 and will benefit from a 50% tax holiday in 2008 and 2009. As a result, our income taxes for 2008 and 2007 reflect income taxes at 50% of the applicable tax rate of 15%, or such other applicable tax rate as a result of changes in tax rates effective January 1, 2008. These changes will have the effect of increasing the enterprise tax rate by 2% per year until it reaches an effective tax rate of 25%.

Net income. As a result of the foregoing, we had net income of $3,569,916, or $0.17 per share basic and $0.14 diluted, for the six months ended June 30, 2008, as compared with net income of $2,396,023 or $0.04 per share (basic and diluted), for the six months ended June 30, 2007.

Liquidity and Capital Resources

Our current assets primarily consist of cash and prepaid expenses. We do not have inventory or accounts receivable, and our other receivables are not significant. Our prepaid expenses are primarily advance payments made to teachers for on-line materials and prepaid rent.

At June 30, 2008, we had cash and cash equivalents of $19,377,514, an increase of $7,598,560 or 64.4%, from $11,778,954 at December 31, 2007. This increase reflected the net income generated by our business during 2008, as well as exercises of warrants for common stock of approximately $2.7 million during the six months ended June 30, 2008.

Our net cash provided by operating activities was $4,445,103 for the six months ended June 30, 2008, a decrease of $417,080 or 8.58% from $4,862,183 for the same period in 2007. This decrease was due to an increase in net income of approximately $1.2 million along with non-cash charges related to increase of depreciation and amortization of approximately $0.3 million and an increase in other receivables of approximately $0.4 million as compared to the six months ended June 30, 2007.

As of June 30, 2008, we had working capital of $18,809,956, an increase of $7,031,002 from working capital of $11,831,653 at December 31, 2007. We consider current working capital and borrowing capabilities adequate to cover our planned operating and capital requirements.

Accounts payable and accrued expenses as of June 30, 2008, were $456,895, an increase of $33,786, or 8.0%, from $423,109 at December 31, 2007, resulting from the increased level of cash during the quarter.

We believe that our working capital, together with our cash flow from operations will be sufficient to enable us to meet our cash requirements for the next 12 months. However, we may incur additional expenses as we seek to expand our business to offer services in other parts of the People’s Republic of China as well as to market and continue the development of our vocational training activities, and it is possible that we may require additional funding for that purpose. Although we do not have any current plans to make any acquisitions, it is possible that we may seek to acquire one or more businesses in the education field, and we may require financing for that purpose. We cannot assure you that funding will be available if and when we require funding.

The securities purchase agreement relating to our May 2007 private placement prohibits us (i) from issuing convertible debt or preferred stock until the earlier of five years from the closing or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) from having debt in an amount greater than twice our EBITDA until three years from the closing or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. These provisions may make it difficult for us to raise money for our operations or for acquisitions.

Off-Balance Sheet Arrangements

As of June 30, 2008, we had no off-balance sheet arrangements.

Years Ended December 31, 2007 and December 31, 2006

The following table sets forth information from our statements of operations for the years ended December 31, 2007 and 2006.

	(Dollars)
	Years Ended December 31,
	2007		2006
Revenues:	$17,323,534	100%	$8,324,473	100%
Cost of sales	3,541,309	20.4%	2,563,890	30.8%
Gross profit	13,782,225	79.6%	5,760,583	69.2%
Income from operations	6,274,307	37.0%	2,715,789	32.6%
Interest Expense	(3,548,166)	20.5%	(134,825)	1.6%
Value-added tax refund	860,037	5.0%	-	-
Income before income taxes	3,586,178	21.5%	2,580,964	31%
Provision for income taxes	481,271	2.8%	-	-
Income before minority interest	3,104,907	18.7%	2,580,964	31%
Net income	3,104,907	18.7%	2,624,660	31.5%

Our net cash provided by operating activities was $8.8 million for the year ended December 31, 2007 an increase of $7 million or 375% from $1.8 million for the same period in 2006. This increase was due to an increase in net income of $0.5 million along with non-cash charges related to the issuance of notes payable of $3.5 million, increase of depreciation and amortization of $0.6 million, issuance of equity instruments for services of $0.3 million and increase in deferred revenue of $0.9 million as compared to the year ended December 31, 2006.

We operate in one business segment, that of education, in which we operate in two revenue areas of online education and education training centers. The following table sets forth information as to the gross margin for our two revenue areas for the years ended December 31, 2007 and 2006.

	(Dollars)
	Years Ended December 31,
	2007	2006
On-line Education:
Revenue	$13,623,707	$6,620,519
Cost of sales	2,393,945	1,766,442
Gross profit	11,229,762	4,854,077
Gross margin	82.4%	73.3%
Training center
Revenue	3,699,827	1,703,954
Cost of sales	1,147,364	797,448
Gross profit	2,552,463	906,506
Gross margin	69.0%	53.2%

Revenue. Revenue increased by $8,999,061 or 108% in 2007 to $17,323,534 as compared to $8,324,473 in 2006, resulting in gross profit of $13,782,225 for 2007 as compared to gross profit of $5,760,583 in 2006. The increase in revenue reflected increases of approximately $7 million from our on-line education area and approximately $2 million for our training center area. Advertising income is included in our on-line education revenue. Advertising income increased as the result of the increased awareness of our website, which resulted in more viewers coming to our website, thus enabling us to increase our advertising income to $2.1 million, an increase of $400,000 from the year ended December 31, 2006. During 2006 and 2007, we added several new programs for vocational studies and certification programs, which provided new sources of income for our on-line education area.

Cost of sales. Our overall cost of sales increased by approximately $977,419 to $3,541,309 in 2007 as compared to $2,563,890 in 2006. The increase in cost of sales reflects a $627,503 increase in our cost of sales for our on-line education area in 2007 while the remaining $349,916 of the increase was from our training center segment. The on-line training area gross margin increased to 82.4% in 2007 from 73.3% from 2006 due to the fact that on-line education costs are somewhat fixed and margins increase with volume. The on-line education area gross margin for 2007 also reflects an increase in advertising revenue which has no substantial cost associated with it. Our training center area gross margin increased to 69.0% in 2007 from 53.2% in 2007 due to decreased payments to lecturers.

Selling expenses. Selling expenses increased by approximately $3.8 million, or 270%, to approximately $5.2 million in 2007 from approximately $1,404,000 in 2006. Until the middle of 2006, we did not have a significant selling effort, which is reflected in the modest selling expenses in 2006. Our selling expenses include increased agency fees associated with increased sales of our debit cards.

Administrative expenses. Administrative expenses increased by $308,399, or 20.0%, to $1,825,264 in 2007 as compared to $1,516,319 in 2006. The increase in administrative expenses was due to an increase in professional fees and office expenses offset by decreases in salaries and other administrative expenses.

Depreciation and amortization. Depreciation and amortization increased by $361,033, or 292%, to $484,643 in 2007 as compared to $123,610 in 2006. This increase was due to depreciation and amortization associated with increases in fixed assets and amortization of intangible assets.

Interest income (expense). Interest expense increased by $3,455,742, or 2445% to $3,603,097 in 2007 as compared to $147,355 in 2006. Interest expense related to the sale of $3,400,000 of convertible notes issued in May 2007 and a bridge loan and associated warrants which was made in September 2006. Interest income in 2007 was $54,931 as compared to 2006 which was $12,530, which related to earnings on cash balances.

Income Taxes. Under current Chinese tax law, a wholly foreign owned enterprise has a 100% tax exemption or “holiday” for the first two years after it so qualifies, and thereafter, a 50% tax “holiday” for three years. Since Harbin Zhong He Li Da became a wholly foreign owned enterprise in 2005, we benefited from a 100% tax holiday in 2006. Under the present law, we benefited from a 50% tax holiday for 2007 and will benefit from a 50% tax holiday in 2008 and 2009. As a result, we paid no income tax in 2006, and our income tax for 2007 reflects income tax at 50% of the tax rate of 15%, which is subject to changes in tax rates implemented in 2007 that go into effect commencing January 1, 2008. These changes will have the effect of increasing the enterprise tax rate by 2% per year until it reaches and effective tax rate of 25%.

Net income. As a result of the foregoing, we had net income of $3,104,907, or $0.16 per share basic and $0.14 diluted, for the year ended December 31, 2007, as compared with net income of $2,624,660 or $0.14 per share (basic and diluted), for the year ended December 31, 2006.

Off-Balance Sheet Arrangements

As of June 30, 2008, we had no off-balance sheet arrangements.

Liquidity and Capital Resources

Our current assets primarily consist of cash and prepaid expenses. We do not have inventory or accounts receivable, and our other receivables are not significant. Our prepaid expenses are primarily advance payments made to teachers for on-line materials and prepaid rent.

At December 31, 2007, we had cash and cash equivalents of approximately $11.8 million, an increase of approximately $9.9 million, or 5,407%, from approximately $1.8 million at December 31, 2006. This increase reflected principally the net income generated by our business during 2007, as well as an increase in advances by customers of approximately $1 million. In May 2007, we sold convertible notes in the principal amount of $3.4 million, from which we generated net proceeds of approximately $3.2 million. As of December 31, 2007, we used approximately $1.36 million to pay outstanding notes and increase working capital.

Our net cash provided by operating activities was $8.8 million for the year ended December 31, 2007, an increase of $7 million or 375% from $1.8 million for the same period in 2006. This increase was due to an increase in net income of $0.5 million along with non-cash charges related to the issuance of notes payable of $3.5 million, increase of depreciation and amortization of $0.6 million, issuance of equity instruments for services of $0.3 million and increase in deferred revenue of $0.9 million as compared to the year ended December 31, 2006.

At December 31, 2007, we had working capital of approximately $11.7 million, an increase of approximately $10.7 million from working capital of approximately $1.0 million at December 31, 2006. Our May 2007 private placement of convertible notes provided us with additional working capital. We consider current working capital and borrowing capabilities adequate to cover our planned operating and capital requirements.

Accounts payable and accrued expenses at December 31, 2007, were approximately $423,000, an increase of approximately $212,000, or 100.4%, from approximately $211,000 at December 31, 2006, resulting from the increased level of business during the year.

We believe that our working capital, together with our cash flow from operations will be sufficient to enable us to meet our cash requirements for the next 12 months. However, we may incur additional expenses as we seek to expand our business to offer services in other parts of China as well as to market and continue the development of our vocational training activities, and it is possible that we may require additional funding for that purpose. Although we do not have any current plans to make any acquisitions, it is possible that we may seek to acquire one or more businesses in the education field, and we may require financing for that purpose. We cannot assure you that funding will be available if and when we require funding.

The securities purchase agreement relating to our May 2007 private placement prohibits us (i) from issuing convertible debt or preferred stock until the earlier of five years from the closing or until the investors have converted or exercised and sold the securities issued in the private placement or (ii) from having debt in an amount greater than twice our EBITDA until three years from the closing or until 90% of the securities have been converted or exercised and sold. The investors in the private placement also have a right of first refusal on future financings. These provisions may make it difficult for us to raise money for our operations or for acquisitions.

BUSINESS

General

We are an education service company that provides on-line education and on-site training in China. We were organized to meet what our founders believe is an unmet need for educational resources throughout China. Based on the Chinese government’s statistical yearbook for 2004, the government invests more than $60 billion on education each year. According to Chinese tradition, spending on education resources is one of the family’s major expenditures. However, just as economic development is not even throughout China, there is an uneven allocation of educational resources in China. In general, only those students who pass the numerous examinations which are given at various stages of the educational process, can obtain better educational opportunities at a higher level. We believe that the examination-oriented education has created a market for products from companies that address this need.

Our principal business is the distribution of educational resources through the Internet. Our website, www.edu-chn.com , is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. We have a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. Our data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools. While some of these exams were given I previous years, we engage instructors to develop new exams and a methodology for taking the exams. We market this data base under the name “Famous Instructor Test Paper Store.” We also offer, though our website, video on demand, which includes tutoring of exam papers and exam techniques. We compliment the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through our website without charge, we charge our subscribers for such services as the Famous Instructor Test Paper Store and the video on demand. Subscribers can purchase debit cards which can be used to download material from our website.

We also provide on-site teaching services in Harbin, which we market under the name “Classroom of Famed Instructors.” We have a 36,600 square foot training facility in Harbin, Heilonjiang Province, China, which has 17 classrooms and can accommodate 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses cover primarily the compulsory education curriculum of junior, middle and high school. We charge tuition for these classes

We are introducing a program to of on-line vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com , which is an Internet platform for training agencies and schools to offer their services. We launched www.360ve.com in September 2007. We are calling this program our “Millions of College Students Employment Crossroad” program. We offer job search capability and career planning courses for university students. We developed this program in response to the high jobless rate for China’s college graduates. Many college graduates pursue vocational training after college education in order to find employment. Our program is designed to establish a long-term training program for college students to build connections with corporations and obtain educational programs prescribed by the hiring corporations. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

On April 18, 2008, our wholly owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. (ZHLD) entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to invest in a joint venture company, Harbin New Discovery Media Co., Ltd. ZHLD contributed RMB 3,000 000 (approximately, $430,000) and Harbin Daily Newspaper Group contributed RMB 3,120,000 (approximately, $445,000) towards the registered capital of Harbin New Discovery Media Co. In return for their respective contributions, ZHLD will own 49.02% equity interest and Harbin Daily Newspaper Group will own 50.98% equity interest in Harbin New Discovery Media Co., Ltd. This joint venture will create new educational material distribution channels in readable newspaper format in the future. Pursuant to the terms of the supplementary agreement, Harbin Daily Newspaper Group assigned all its rights in the “Scientific Discovery” newspaper exclusively to the joint venture company. The transaction closed on July 7, 2008 and as a result, Harbin New Discovery Media Co. Ltd is now a 49.02% owned subsidiary of ZHLD and we are now in the publication and distribution of a scientific newspaper business.

On April 27, 2008, we entered into a Share Transfer Agreement with Mr. Yuli Guo (“Guo”) and World Exchanges, Inc. (“WEI”) to purchase from Guo seventy (70) issued and outstanding ordinary shares in WEI, representing 70% of the entire issued share capital of WEI. In consideration for the said shares, we issued to Guo 400,000 shares of our common stock. Guo will retain the remaining 30% of the issued share capital of WEI. The sale transaction closed on April 29, 2008. As a result of the transaction, WEI is now a 70% owned subsidiary of the Company. We, through WEI, now provide English training programs, English test preparation courses and overseas study and consulting services in the People’s Republic of China through five entities, namely, Beijing Weishi Success Education Technology Co., Ltd., Beijing World Exchanges English College, Yantai WECL English College, Xiamen Siming District Weishi English Training School and the Private Qingdao Weishi Education Training School in Beijing, Yantai, Xiamen and Qingdao.

Organization

We were incorporated in North Carolina on December 2, 1996 under the name of ABC Realty Co. to engage in residential real estate transactions as a broker or agent. Following the September 2004 reverse acquisition described below, our corporate name was changed to China Education Alliance, Inc. At the time of the reverse acquisition, we were not engaged in any business activity and we were considered to be a blank-check shell.

On September 15, 2004, we entered into an agreement pursuant to which:

•
the stockholders of Harbin Zhong He Li Da, a Chinese corporation, transferred all of the stock of Harbin Zhong He Li Da to us and we issued to those stockholders a total of 18,333,333 share of common stock, representing 95% of our outstanding common stock after giving effect to the transaction.

•
Duane Bennett, who was then our chairman of the board and controlling shareholder, caused 3,666,667 shares of common stock that were controlled by him to be transferred to us for cancellation, for which Harbin Zhong He Li Da or its stockholders paid $400,000, of which $300,000 was paid in cash and the balance was paid by a promissory note, which has been paid.

•	We changed our corporate name to China Education Alliance, Inc. on November 17, 2004.

Our executive offices are located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, People’s Republic of China 150090, telephone number 86-451-8233-5794.

Education Systems in China

Since 1949 when the People’s Republic of China was founded, the government in China has considered education an important component of its economic and social development.  Recently, with the emergence of its market economy, education has become a priority in China.

According to the National Bureau of Statistics of China for 2003, the gross domestic product of the country was calculated at $1.41 trillion, with an annual real rate of GDP growth at 9.1%.  The average Chinese family sets aside 10% of its savings for education according to the United Nations Educational, Scientific, and Cultural Organization.  We believe that many parents are willing to invest in their children for better and higher education because it is critical for their future opportunities and advancement.  The educational system in China is under pressure to reform and develop.  On March 14, 2004, the second session of the 10th National’s People’s Congress concluded that China advocates “putting people first” as its development model. The Chinese government sets education as a strategic priority in the China Agenda for Education.

The central government in China, through the Ministry of Education, manages education in China at a macro level, responsible for carrying out related laws, regulations, guidelines and policies of the central government; planning development of the education sector; integrating and coordinating educational initiatives and programs nationwide; maneuvering and guiding education reform countrywide.  To a large degree, the provincial governments are left to implement basic education through development of teaching plans to supplement the required coursework from the central Ministry of Education and the funding of basic education in poorer areas.  Provincial level governments have the main responsibilities for implementing basic education on a day to day basis. Since 1978, the government in China has promulgated a number of administrative regulations relating to education.

Education is funded by a variety of sources: schools directly controlled by the central government are generally funded from the central financial pool; schools controlled by local governments are supported by local governments, the central government and fund raising projects initiated by these schools themselves; schools sponsored by township and village governments and by public institutions are mainly financed by the sponsor institutions and subsidized by local governments; private schools are funded by sponsors (including collecting tuition from students and soliciting contributions).

In China, primary and secondary education takes 12 years to complete.  Primary education generally is six years, junior middle school is three years, and senior middle school is three years. Children generally begin primary school at the age of six.  In 1986, China passed the Compulsory Education Law, which dictates that nine years of compulsory education (grades 1 through 9) is to become mandatory and requires that provincial and local governments take the necessary steps to ensure that all students receive at least the required nine years of education. The goal of the Compulsory Education Law, as well as the subsequent guidelines, was to universalize compulsory education and to eliminate illiteracy among the Chinese people. According to the Bulletin of Statistics on National Educational Development in 1999 issued by the Ministry of Education, the nine-year compulsory education has covered 80% of China’s population since its inception.  In 2002, China began to aggressively incorporate English into its elementary school curriculum.

On March 3, 2004, the State Council approved and disseminated the 2003-2007 Action Plan for Invigorating Education in the 21st Century, which was formulated by the Ministry of Education.  The plan recognizes the need to make China competitive in the world economy and provides a blueprint to speed up educational reform and development in China.  The plan is based on two fundamental concepts to “Rejuvenating China through Science and Education” and “Reinvigorating China through Human Resource Development.”  The objectives of the plan are to establish a well-to-do society and perfect the socialistic market economy in China.  The plan has goals to consolidate and universalize the nine-year compulsory education program and eradicate illiteracy, to continue educational reforms, to improve the quality of education and to provide a system designed to enable the public to have access to quality education. The plan emphasizes the use of information technology in education and training.

Since 2000, the Chinese government has been implementing reform in educational policy to change the orientation of the education system from one based on memory learning to a more individualized creative approach.

On-line Education

Our core business is the exam-oriented education in junior, middle, and high school. We believe that our on-line education programs are in line with the government policy of using information technology to make educational resources available throughout the country. The reforms in education policy has created a demand for new curriculum, updated educational materials and educational resources.  Our portal enables our customers to access the new curriculum created by various levels of government and leading academic experts, which are endorsed by the Ministry of Education. Our courses have the necessary certification or registration with the Ministry of Education.

Our website makes use of its Internet network resources beyond the traditional teaching methods and face-to-face constraints by providing students with access to multi-media resources such as college, middle school and elementary school test papers, courseware designed to prepare students for taking the exams, and video on demand courseware. We market our website as a platform to offer services like “Famed Instructors Test Paper Store” by offering prepaid rechargeable learning debit cards that can be to purchase our products. The learners can materials downloaded for off-line education or study the material on-line.

We believe that through our website, we can help change the uneven distribution of education resources since our material is designed for nationwide exams and, though the Internet, students can have access to our material nationwide. We sell our exam papers, test papers, and video on demand through our website www.edu-chn.com. We offer both exams that were previously given as well as copyrighted exams that were developed by teachers who we hire for that purpose. These examinations cover Chinese primary, middle and upper school exams which are used by students who are primarily in age range of seven to 18.

We have developed some educational software and we own a database covering all levels of basic education from primary school through high school. Our plans for expansion of our business operations include the following:

•	Buildup the infrastructure to ensure fast access and to satisfy the volume that would develop with increasing demand.

•	Develop a nation-wide advertising campaign to increase market awareness of our products.

•	Engage or employ a staff to enhance the material that we offer.

•
Open branch offices in key cities. Even though our website is accessible from anywhere in China, course materials are not standardized throughout China, and there are many differences in both the course material and the resources among the different regions in China. As a result, we believe that we can best serve the students in a region by using our branch offices to employ local teachers who understand the local educational system. In this manner, we can customize our course material to meet the local educational requirements and develop face-to-face tutorial centers to further expand our revenue.

Training Center

We provide on-site teaching services under the “Big Classroom of the Famed Instructors,” our state-of-the-art training center in Harbin. At this center, we offer both classroom training and one-on-one tutoring. The training center has approximately 36,600 square feet, with 17 modern classrooms and a capacity for 1,200 students. The courses cover each phase of compulsory education, of which junior, middle and high school as the key part. Our courses are complimentary type with regular school classes, and will vary depending on the age of the students as well as the progress of the class. Class subjects include math, physics, chemistry, English, Chinese. We charge students for each class taken. Thus, we determine our enrollment by the number of classes that were taken during a given period of time, and not by the number of individual students. Since the term of the classes vary, we do not schedule classes on a semester basis.

Vocational Training

We are introducing a program to of on-line vocational training services. We have collaborated with the China Vocation Education Society to set up a website, www.360ve.com, which is an Internet platform for training agencies and schools to offer their services. We launched www.360ve.com in September 2007. We are calling this program our “Millions of College Students Employment Crossroad” program. We offer job search capability and career planning courses for university students. We developed this program in response to the high jobless rate for China’s college graduates. Our program is designed to establish a long-term training program for college students to build connections with corporations and obtain educational programs prescribed by the hiring corporations. We anticipate that we will constantly revise our materials to meet changes in the market as well as the demands of university students and graduates who enroll in our courses in order to meet their changing needs.

Through our “Millions of College Students Employment Crossroad” program, we seek to address two problems - one of the need for the university students to find jobs and the other is to satisfy the needs of businesses to hire qualified candidates. We cooperate with business and other entities to enable us to communicate to the students who enroll in this program the companies’ requirements, including the necessary skills, so that the students can learn the needs of the businesses which they are at school and can develop educational programs in the universities to enable them to meet the educational requirements of the businesses at which they may seek employment after college and to improve their job search activities.

The China Vocational Education Society has a large number of institutional members, including provincial education bureaus and more than 1,000 vocational training schools across China. We intend to expand our strategic cooperation with training agencies, especially in the aspects of joint enrollment, the exchange of resources and on-site training agencies facilities.

In this program we work with the China Vocational Education Society, which certifies vocational certification, and coordinate our programs with the government agencies, including the education and labor ministries, to develop and evaluate programs for vocational education. We have been authorized to provide on-line vocational education and to administer the certification process for certain vocations. However, we are not yet offering theses services.

During December 2006, we acquired all of the fixed assets and franchise rights of Harbin Nangang Compass Computer Training School for approximately $1 million. The Nangang Compass Computer Training School provided classroom education resources to computer vocational school students. As a result of this acquisition, we became the exclusive partner of Beida Qingniao APTEC Software Engineering within Heilongjiang Province in China for vocational training. The acquisition included materials and resources to provide on-site education classes and patented course materials. The Nangang Compass Computer Training School currently has two principal education programs focused on network engineering and ACCP software engineering with 9 on-site classrooms and 9 multimedia/computer classrooms at two centers.

English Training Programs

On April 27, 2008, we acquired a 70% equity interest in World Exchange, Inc. (“WEI”). WEI operates the World Exchanges College of Language (“WECL”) English Education business and provides English training programs, English test preparation courses and overseas study and consulting services in the People’s Republic of China through five entities, namely, Beijing Weishi Success Education Technology Co., Ltd., Beijing World Exchanges English College, Yantai WECL English College, Xiamen Siming District Weishi English Training School and the Private Qingdao Weishi Education Training School in Beijing, Yantai, Xiamen and Qingdao. The WECL has been providing English instruction for Chinese students since 1988. WECL offers 1) a Qualifying Program designed to help beginners who want to learn English as a second language to develop competence in communication skills at an elementary level; 2) a Combined Studies Program which is open to students with a College degree or at least six years of high school; 3) a General English Studies Program, which is the second year of the Combined Studies program or may be taken by someone with 3 years of university courses and a minimum of 6 years of English instruction. In addition, WECL recently started providing language test preparation programs and overseas study and consulting services for students. WECL has been working closely with well-known local universities to promote its on-campus language instruction programs. The programs help to create a total English language environment in Chinese universities to enhance practical English skills and English examination skills for students. WECL hires native North American English instructors from the United States and Canada who are certified professional teachers with many years of multinational experience.

The English language training market is very popular and is highly fragmented with over 50,000 English language training institutes. According to the China Education and Training Report, this market alone was estimated at about $1.9 billion in 2004, and is expected to grow at a Compound Annual Growth Rate (CAGR) of 12% to $3.7 billion in 2010.

The strong demand for English language training is mainly attributable to the belief that English language proficiency is essential for career development in the People’s Republic of China and the rapid growth in the number of Chinese students that have traveled overseas each year since 2002. As a result, there are an estimated 230 million people currently receiving some form of English training.

WEI operates five branches currently and has plans to establish another ten WECL branches in the People’s Republic of China by collaborating with universities or establishing its own branches through existing educational networking resources by the end of fiscal year 2008. In total, at full capacity these branches can accommodate about 4,000 full time study students. Tuition for each student is about $4,000 for one year of full time on-campus English language training courses. Other revenue will come from its part-time language training program, test preparation program as well as overseas study and consulting services for students.

Harbin New Discovery Media Co.

On April 18, 2008, our wholly-owned subsidiary, Harbin Zhong He Li Da Education Technology, Inc. entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to invest in a joint venture company, Harbin New Discovery Media Co., Ltd. Harbin Zhong He Li Da Education Technology, Inc. contributed RMB 3,000 000 (approximately, $430,000) and Harbin Daily Newspaper Group contributed RMB 3,120,000 (approximately, $445,000) towards the registered capital of Harbin New Discovery Media Co. In return for their respective contributions, Harbin Zhong He Li Da Education Technology, Inc. will own 49.02% equity interest and Harbin Daily Newspaper Group will own 50.98% equity interest in Harbin New Discovery Media Co., Ltd. Pursuant to the terms of the supplementary agreement, Harbin Daily Newspaper Group shall assign all its rights in the “Scientific Discovery” newspaper exclusively to the joint venture company, Harbin New Discovery Media Co. “Scientific Discovery” was established in October 2001 to popularize scientific information and knowledge with Chinese citizens, and it has won strong brand recognition and a loyal readership in Heilongjiang province. In 2007, the “Scientific Discovery” circulation per week rose to approximately 60,000 sets, which generated total revenues of $1.1 million during the year. Harbin New Discovery Media Co., Ltd. plans to publish this newspaper twice per week, and expand distribution of the publication on a national basis. The first publication will target primary and middle school students by providing pertinent and authoritative after-school tutorship materials, which will be synchronized with students’ syllabi. The educational materials will be prepared by top-ranked educational experts and professors. The second publication will target the general population by providing scientific information and guidance in daily life.

Marketing

We employ sales persons who market our products to the Ministry of Education and the provincial education commissions.  Although the government agencies do not purchase our product, we need to obtain their approval of the use of our programs for use in connection with the curriculum taught in the schools under their jurisdiction.  We also use these marketing calls to generate information to assist us in developing new educational products and opportunities.  Our sales force is also actively involved with educators in developing curriculums based on the products we produce.

We intend to use our web-based educational portal to assist us in marketing our educational products. This portal provides data and other materials free of charge and also provides users with the ability to download our products at a charge.

We also market our Training Center and Vocational products by way of the following methods: (A) directly at conferences and events where we invite teachers, students and their families to learn about our education materials; (B) through various internet links and search engines; (C) by traditional media advertising, such as TV and newspaper advertisements; and (D) through fliers and as gifts handed out to students in front of high schools and other major education institutions. We are also able to attract users by word of mouth and referrals from current students or users.

Competition

We compete with a number of Chinese and international companies that sell educational materials in the Chinese market. Many of our competitors are larger, more established companies, many of which have diverse businesses and are better capitalized.  In some cases, these are new companies that are entering the educational market in China and may offer products and services at lower costs to build market share.

Government Regulations

The education industry in China is heavily regulated at all levels - national, provincial and local. Chinese practices and policies have limited contracting with non-Chinese entities in the education industry.  In addition, our business is subject to numerous Chinese rules and regulations, including restrictions on foreign ownership of Internet and education companies and regulation of Internet content. Many of the rules and regulations that we face are not explicitly communicated, but arise from the fact that education and the Internet are politically sensitive areas of the economy.  We believe that the Ministry of Education and the provincial education commissions prefer to contract with Chinese companies in the industry of education.  As a result, all of our Chinese subsidiaries are staffed with Chinese nationals.  All of our revenue is derived from our Chinese subsidiaries, and our success is dependent on the skill and experience of our subsidiaries.

Intellectual Property

The exams and other material that is on our website include material which is generally available, such as exams that were previously given, and exams and other material that was developed for us. We engage authors, who are generally teachers, university professors or experts in their fields, to develop material for our websites.  Under the terms of our contracts, we own the copyright on all materials produced for us by these authors. We generally pay each author a fixed fee and a royalty based on sales. We also enter into agreements to use and publish educational materials developed by others, for which we pay for the right to use the materials.

Employees

As of October 16, 2008, we have 225 employees, consisting of five executives, six administrative and finance employees, 47 marketing and sales personnel, seven research and development staff, eight information employees, six design staff, 132 teaching and education administrative staff, and 14 other employees engaged in security, planning, human resources and other activities. We have no collective bargaining agreements, and we believe that we have good relations with our employees.

Legal Proceedings

There is no material legal proceeding pending against us.

Property

Our main office is located at 58 Heng Shan Road, Kun Lun Shopping Mall Harbin, Heilonjiang Province, China 150090, which has a total area of 4,177 square feet. This space is adequate for our present and our planned future operations. No other businesses operate from this office. We have no current plans to occupy other or additional office space.

We also have a 3,700 square meter (36,600 square foot) building in the Harbin which we use for our educational training center and our vocational training center.

There is no private ownership of land in China. All land ownership is held by the government of China, its agencies and collectives. Land use rights are obtained from government for periods ranging from 50 to 70 years, and are typically renewable. Land use rights can be transferred upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required transfer fee. We presently have land use rights for our real property which expire in 50 years.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS
AND CONTROL PERSONS

Directors and Executive Officers

The following persons are our directors and executive officers:

Name	Age	Position

Xiqun Yu	41	Chairman of the board, chief executive officer, president and director
Susan Liu	43	Chief financial officer
James Hsu [1,2]	56	Director
Ansheng Huang [2]	63	Director
Liansheng Zhang [1,2]	68	Director

1  Member of the audit committee.
2  Member of the compensation committee.

Mr. Yu has been our chairman and chief executive officer since the organization of our subsidiaries in 2001. He has more than 16 years of experience in senior management with several Northern China based enterprises. He was responsible for marketing, strategic planning and designing for many of these corporations. Mr. Yu previously serves ad the chief executive officer of RETONG.COM, and chairman of Harbin Zhonghelida Technology Corporation, Heilongjiang Retong Advertising Co., Ltd. and Heilongjiang Wantong Telecommunication Project Co., Ltd. Mr. Yu is a member of the Council of China Harbin Advertising Association and is a Director of the China Internet Network Association. Mr. Yu received a degree in Business Administration from the Harbin University of Science and Technology in 1989.

Ms. Liu, graduated from the An Hui Finance and Trade University in 1985 with a Bachelor of Economics with a major in Business Accounting. She also obtained a Diploma from the English Language Institute, University of British Columbia in 2001.Ms. Liu taught accounting at the Beijing No. 2 Commercial Bureau Adults College from July 1985 to July 1988. From July 1988 to April 1992, she worked at the Beijing-Olkaland Water Proof and Construction Material Company Limited as a cost accountant. She then joined Meadow Gold Investment Company Limited as a finance manager from May 1992 to June 1994. From July 1994 to January 1999, she was an investment manager/monitor with the CMG (China) Investment Management Limited and from February 1999 to February 2000, she was a financial analyst with Fortum Power and Heat Oy, Beijing Representative Office. More recently, she was the Finance Manager for Greater China for HyClone Biochemical China, Thermo-Fisher Scientific from June 2005 to November 2006, Chief Financial Officer for Hendrx Corp. from July 2007 to March 2008 and finally Chief Financial Officer for Entech Environment in April 2008. She joined us as our chief financial officer on June 2, 2008.

Mr. Hsu has been a director since October 2007. Mr. Hsu has been the president of Global Education Initiatives, Inc., a company which develops higher education collaboration programs between the U.S., Taiwan and China, since 1997. He has also been the chief executive officer of Greater New York Home Care Systems, Inc., a company which provides infusion and other health care services to patients in their homes, since 1998. He is a founder of HeritageEast, a company which promotes cultural exchange between the U.S. and China, and YYnet Communications, a company which specializes in information system services. He received B.A. in Economics from Taiwan University, M.A in Management Science from Yale University and Ph.D. in Industrial and Operations Engineering from the University of Michigan.

Mr. Huang has been a director since October 2007. Mr. Huang has been the training director of Vocational Education Equipment Commission at the Chinese Vocational Education Association since 1996. From 1991 through 2006, Mr. Huang was the division director of technology development at the China Education Instruction and Equipment Corporation of the Chinese Ministry of Education. Mr. Huang graduated from the Department of Beijing Institute of Education with a Bachelor’s Degree in Physics.

Mr. Zhang has been a director since October 2007. Mr. Zhang currently serves as Pluralism Director at the Heilongjiang provincial Base of Research and Experiment in Polymer Science & Technology since July 1990. Mr. Zhang has also been appointed as a People’s Representative during the 9th (1998) and 10th (2003) National People’s Congress of China for his extraordinary achievement in Polymer Science and Technology. Mr. Zhang received a Bachelor’s Degree in Organic Chemistry from the Heilongjiang University and Master’s Degree in Polymer Chemistry at the Jillin University. Mr. Zhang was also a visiting scholar at the University of Bradford.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the SEC. Our current officers, directors and former 10% beneficial owner have each filed one late Form 3, with each report disclosing such officer’s, director’s or former 10% beneficial owner’s shareholdings as of the date such report should have initially been filed with the SEC and a former 10% beneficial owner has filed one late Form 5, with such report relating to four gift transactions that took place in 2006.

Committees of the Board of Directors

Our board of directors has two committees, which were formed in October 2007 - the audit committee and the compensation committee. Prior to October 2007, our entire board of directors acted as the audit and compensation committee for the purpose of overseeing the accounting and financial reporting processes, and audits of the financial statements of the Company.

The members of the audit committee are James Hsu and Liansheng Zhang. The members of the compensation committee are James Hsu, Ansheng Huang and Liansheng Zhang.

The securities purchase agreement for the May 2007 private placement required us to have a board of directors with a majority of independent director by July 7, 2007, and to have an audit committee comprised solely of three independent directors, as defined under the rules of the Nasdaq Stock Market, and a compensation committee a majority of whose members are independent directors. Because we were in default of these requirements, we were required to pay liquidated damages to the investors at the rate of 12% per annum based on the $3.4 million purchase price. The maximum liquidated damages that we may be required to pay under this provision is $408,000. Our failure to comply with these requirements through October 15, 2007 resulted in our payment of liquidated damages totaling $77,128 or the issuance of 208,456 shares of series A preferred stock. The investors elected to take payment in stock. We currently have a majority of independent directors, but our audit committee in comprised of only two independent directors.

In November 2007, the investors agreed to waive any right to receive payment from us of any and all additional liquidated damages that are due to the investors under the securities purchase agreement and the registration rights Agreement through December 31, 2007.

Board Compensation

Our directors have not received any compensation for service in their capacity as directors.

Limitations on Liability

Article VIII of our Bylaws limits the liability of directors, officers and employees of the Company to the fullest extent permitted by North Carolina law. Consequently, our directors and officers may not be personally liable for monetary damages regarding their duties as directors.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation paid by us to our Chief Executive Officer and President. Except with respect to our Chief Executive Officer and President, no other executive officers’ or employees’ total compensation exceeded $100,000 during the year ended December 31, 2007.

Summary Compensation Table*

Name and Principal Position	Year	Salary	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All other Compensation	Total
Xiqun Yu, Chief Executive Officer and President	2007	$15,000	$-	-	-	-	-	-	$15,000
	2006	$65,500	$-	-	-	-	-	-	$65,500

* Personal benefits received by our Chief Executive Officer and President are valued below the levels which would otherwise require disclosures under the rules of the SEC.

We do not currently provide any contingent or deferred forms of compensation arrangements, annuities, or retirement benefits to our executive officers or directors. We have entered into a five year employment agreement with of our Chief Executive Officer and our ex-Chief Financial Officer, each of which terminate on August 9, 2009. Under the terms of the employment agreement, our Chief Executive Officer is paid $15,000 per annum and our Chief Financial Officer was paid $10,000 per annum. Pursuant to the employment agreements, the executives are also entitled to a working clothes subsidiary, insurance, medical benefits, unemployment insurance and other benefits pursuant to our standard policies.

On June 2, 2008, we appointed a new Chief Financial Officer, Susan Liu pursuant to an employment agreement dated June 2, 2008. The appointment was effective June 2, 2008. Ms. Liu’s compensation as our Chief Financial Officer is set forth in an employment agreement between Ms. Liu and us dated June 2, 2008. Under that agreement, Ms. Liu is to receive compensation consisting of the following: (i) a monthly salary of CA$6,000, (ii) an annual bonus equivalent to one month’s salary, payable in December of each year, based on the monthly salary in effect on November 30 of that year, (iii) such benefits as are available to our other employees, and (iv) options to purchase a total of 10,000 shares of common stock of the Company, such options to vest monthly in equal installments commencing from June 2, 2008 through June 1, 2009.

As of December 31, 2007, we have no standard arrangements under which we will compensate our directors for their services provided to us. However, we may establish such arrangements in the future.

Benefit Plans

We do not have any stock option plan, stock bonus plan, profit sharing plan, or similar plans for the benefit of our executive officers, directors or employees. However, we may establish such plans in the future.

Compensation Discussion and Analysis

We strive to provide our named executive officers (as defined in Item 402 of Regulation S-K) with a competitive base salary that is in line with their roles and responsibilities when compared to peer companies of comparable size in similar locations.

It is not uncommon for PRC private companies in China to have base salaries as the sole form of compensation. The base salary level is established and reviewed based on the level of responsibilities, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to the list of similar positions within comparable peer companies and consideration is given to the executive’s relative experience in his or her position.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

Board Compensation

Our directors did not receive any compensation in their capacity as directors during the fiscal years ended December 31, 2007 and 2006.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of October 16, 2008, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, executive officers and our officers and directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Name and Address	Number of Shares		Percentage of Outstanding Shares
5% Stockholder
Guilan Feng No. 5 Zy Zhao Yang Wei Hong Shan Street Shang Gan Ling Dist. Yi Chun City Heilongjiang 150090 P. R. China	1,333,334		6.10%
CEDE & CO PO BOX 222 BOWLING GREEN STATION NEW YORK, NC 10274	5,371,170		24.53%

Executive Officers and Directors
Xiqun Yu (1) 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	12,683,335	(1)	57.90%
Susan Liu 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	0		0%
James Hsu 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	0		0%
Ansheng Huang 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	0		0%
Liansheng Zhang 58 Heng Shan Rd. Kun Lun Shopping Mall Harbin, P.R. China 150090	0		0%
group (five individuals)	12,683,335	(1)	57.90%

(1)
Mr. Yu had placed 944,445 shares of his common stock in escrow pursuant to the securities purchase agreement relating to our May 2007 private placement, subject to our meeting certain levels of pre-tax income for the year ended December 31, 2007. These shares are included in the number of shares beneficially owned by Mr. Yu. Since we have achieved the pre-tax income per share milestone set forth in the securities purchase agreement, Mr. Yu’s shares had been promptly released from escrow and returned to him.

Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of October 16, 2008. None of the persons named in the table above own any options or convertible securities.

Barron Partners, LP owns shares of Series A Preferred Stock and warrants to purchase shares of our common stock which, if fully converted and exercised, would result in the ownership, by Barron Partners, LP, of more than 5% of our outstanding common stock. However, the Series A Preferred Stock may not be converted and the warrants may not be exercised if such conversion or exercise would result in Barron Partners LP and its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

We have not adopted any equity compensation plans and have no securities authorized for issuance under any such plans.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by law.

Section 16:21, et seq. of the North Carolina Business Corporation Act, as amended, provides for broad indemnification of directors, officers and employees subject to certain exceptions. A North Carolina corporation may indemnify an individual who is made a party to a proceeding if he conducted himself in good faith, and he reasonably believed that his conduct was in its best interests and that his conduct was at least not opposed to its best interests. However, a corporation can not indemnify in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or any other proceeding charging improper personal benefit to him. Section 17:12 of the Act provides for mandatory indemnification of officers to be the same extent as a director, unless on account of his activities which were, at the time taken, known or believed by him to be clearly in conflict with the best interest of the corporation.

Indemnification Against Public Policy

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Transactions with between us and Xiqun Yu

In December 2004, in connection with the consummation of the transactions contemplated by the Plan of Exchange between us, Harbin Zhong He Li Da and Duane Bennett, our former Chairman of the Board and controlling stockholder, Xiqun Yu, our principal stockholder, Chief Executive Officer and Director, loaned us $100,000 at an interest rate of 9% per annum. The loan was made to enable us to pay our expenses in connection with the Plan of Exchange in United States dollars. At December 31, 2007, the loan had been repaid in full.

On September 29, 2006, we raised $1,530,000 from the issuance and sale of secured promissory notes and warrants to purchase 1,530,000 shares of our common stock for an exercise price per share of $1.50. Pursuant to a Guarantee Agreement, dated as of September 29, 2006, Mr. Yu personally guaranteed the payment of such loans (along with any accrued interest) and, pursuant to a Stock Pledge Agreement, dated as of September 29, 2006, pledged 2,619,866 shares of common stock of our Company owned by him as collateral for such loans. The notes, which bore interest at 6% per annum, had a maturity date of March 29, 2007 and have been paid in full in fiscal 2007. Upon payment in full of the notes by us, Mr. Yu’s obligations under the Guarantee Agreement and Stock Pledge Agreement were discharged.

Pursuant to the securities purchase agreement relating to our May 2007 private placement, Mr. Yu placed in escrow 944,445 shares of common stock pursuant to the following provisions. If our 2007 pre-tax income was less than $0.19941 per share, on a fully-diluted basis (the “Target Number”), a percentage shortfall was to be determined by dividing the amount of the shortfall by the Target Number. If the percentage shortfall was equal to or greater than 33 1/3%, the shares of common stock Mr. Yu placed into escrow were to be cancelled by us. If the percentage shortfall was less than 33 1/3%, the escrow agent was to deliver to us for cancellation such number of shares of common stock as would have been determined by multiplying the percentage shortfall by 944,445 shares and deliver to Mr. Yu the balance of such shares. Since we have achieved the pre-tax income per share milestone set forth in the securities purchase agreement, Mr. Yu’s shares were promptly released from escrow and returned to him.

Other Related Transactions

One of our executive officers, rents, in his name two properties in Beijing, China on our behalf. Our executive officer leases from Beijing Yi De Zhi Bang Technology Limited office space located at Anleli Road A, 4th Floor, Building B, No. 69, Chongwen District, Beijing, China. The lease has a one year term, commencing on October 1, 2007 and terminating on September 30, 2008. The rent for this facility is RMB480,000 per year (approximately US$67,700). The executive officer also leases from Mr. Chen Xu a dormitory space located at Yongwai Boulevard, Tiantian House, Building No. 3, Unit 6, Room 801, Chongwen District, Beijing, China. The term of this lease is three years, commencing on February 1, 2006 and terminating on January 31, 2009. The rent for this facility is RMB120,000 per year (approximately US$16,925.25).

DESCRIPTION OF SECURITIES

We are authorized to issue 20,000,000 shares of preferred stock, par value $.001 per share, and 150,000,000 shares of common stock, par value $0.001 per share. As of October 16, 2008, there were 21,892,631 shares of common stock outstanding.

The following summary of certain provisions of our common stock is not intended to be complete. It is qualified by reference to the provisions of applicable law and to our articles of incorporation and by-laws.

The following summary of certain provisions of our common stock, preferred stock, articles of incorporation and by-laws is not intended to be complete. It is qualified by reference to the provisions of our articles of incorporation and by-laws.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the series A preferred stock, we are prohibited from paying dividends on our common stock while the preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our articles of incorporation give our board of directors the power to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. Except for the series A preferred stock, we have no present plans to issue any shares of preferred stock. Our articles of incorporation include a provision which states that any rights, options and warrants may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of our capital stock (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent. This relates to the terms of the warrants that provide that the 4.9% limitation on the number of shares of common stock that a warrant holder may beneficially own may not be amended.

Series A Preferred Stock

The certificate of designation for the series A preferred stock provides that:

•	Each share of series A preferred stock is initially convertible into one third of a share of common stock, subject to adjustment.

•
If we issue common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.11 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of series A preferred stock is adjusted to reflect a conversion price equal to the lower price.

•	No dividends are payable with respect to the series A preferred stock, and while the series A preferred stock is outstanding, we may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up, the holders of the series A preferred stock are entitled to a preference of $.37 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the series A preferred stock upon voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the series A preferred stock have no voting rights. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the outstanding shares of series A preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend our articles of incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

•
The holders of the series A preferred stock may not convert the series A preferred stock to the extent that such conversion would result in the holders owning more than 4.9% of our outstanding common stock. This limitation may not be amended or waived; provided, that the limitation does not supply with respect to a change of control. The shares of series A preferred stock are automatically converted upon a change of control, as defined in the certificate of designation.

Warrants and Options

The following table summarizes information about stock warrants outstanding and exercisable as of June 30, 2008.

Exercise Price	Outstanding June 30, 2008	Weighted Average Remaining Life in Years	Number exercisable
$ 1.29	50,000	1.40	50,000
$ 1.50	413,156	3.66	413,156
$ 1.89	100,000	2.09	75,000
$ 2.07	2,055,516	3.85	2,055,516
$ 2.25	83,333	1.84	83,334
$ 2.40	681,035	3.85	681,035
$ 3.00	264,369	3.85	264,369
	3,647,409	3.70	3,622,410

In connection with the May 2007 private placement, we issued five-year common stock purchase warrants to purchase 735,632 shares of common stock at $1.50 per share, 2,833,333 shares of common stock at $2.07 per share, 681,035 shares of common stock at $2.40 per share and 264,369 shares of common stock at $3.00 per share.

Also in connection with the May 2007 private placement, we issued Brean Murray a three-year warrant to purchase 83,333 shares of common stock at $2.25 per share.

On September 29, 2006, we raised gross proceeds of $1,530,000 from the issuance and sale of $1,530,000 aggregate principal amount of secured promissory notes and warrants to purchase 510,003 shares of our common stock for an as adjusted exercise price per share of $1.50.

On June 30, 2008, there were outstanding warrants to purchase 50,000 shares of our common stock for an exercise price per share of $1.29, 413,156 shares at $1.50, 100,000 shares at $1.89, 2,055,516 shares at $2.07, 83,333 shares at $2.25, 681,035 shares at $2.40, 264,369 shares at $3.00.

North Carolina Corporate Law

We are a North Carolina corporation, and may become subject to the anti-takeover provisions of the North Carolina Control Share Act (Section 55-9A-01). In general, North Carolina Law prevents take-over offers to acquire equity securities of a North Carolina corporation. The North Carolina Shareholder Protection Act, for example, requires an affirmative vote of the holders of ninety-five percent (95%) of the voting shares of a North Carolina corporation to adopt or authorize a business combination with any other entity if the other entity is the beneficial owner, directly or indirectly, of more than twenty percent (20%) of the voting shares of the corporation, subject to certain exceptions. The existence of this and other provisions would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Penny-Stock Rules

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions, and is not listed on the a registered stock exchange or the Nasdaq Stock Market (although the $5.00 per share requirement may apply to Nasdaq listed securities) or has net tangible assets in excess of $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if the issuer has been in continuous operation for less than three years; or has average revenue of at least $6,000,000 for the last three years.

Although we do not believe that we are subject to the penny-stock rules, it is possible that in the future our common stock may be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect your ability to sell our securities in the secondary market and the price at which you can sell our common stock.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them.

Because our stock may be a “penny stock” we may not have the safe harbor protection under federal securities laws with respect to forward-looking statement.

EXPERTS

Our financial statements as at December 31, 2006 and for the year then ended have been audited by Murrell, Hall, McIntosh & Co., PLLP, independent registered public accountants, and are incorporated in this Registration Statement by reference in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report. Our financial statements as at December 31, 2005 and for the year then ended have been audited by e-Fang Accountancy Corp., & CPA   independent registered public accountants, and are incorporated in this Registration Statement by reference in reliance upon the authority of such firm as an expert in accounting and auditing in giving such report. On December 19, 2007, we, with the approval of our audit committee, dismissed Murrell, Hall, McIntosh & Co. PLLP as independent auditor and engaged Sherb & Co., LLP as our new independent registered accounting firm.  Sherb & Co., LLP audited our financial statements for the year ended December 31, 2007. Our financial statements as of December 31, 2007 and for the year then ended are incorporated in this Registration Statement by reference in reliance upon the authority of Sherb & Co., LLP as an expert in accounting and auditing in giving such report.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No "expert" or "counsel" as defined by Item 509 of Regulation S-K promulgated under the Securities Act, whose services were used in the preparation of this Form S-1, was hired on a contingent basis or will receive a direct or indirect interest in us or our parents or subsidiaries, nor was any of them a promoter, underwriter, voting trustee, director, officer or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On December 19, 2007, we, with the approval of our audit committee, dismissed Murrell, Hall, McIntosh & Co. PLLP as independent auditor and engaged Sherb & Co., LLP as our new independent registered accounting firm.

The reports of Sherb & Co. LLP and Murrell, Hall, McIntosh & Co., PLLP for each of the past two fiscal years contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our two most recent fiscal years and through the date of this report, we have had no disagreements with Sherb & Co. LLP and Murrell, Hall, McIntosh & Co., PLLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Sherb, would have caused it to make reference to the subject matter of such disagreements in its report on our financial statements for such periods.

During our two most recent fiscal years and through the date of this registration statement, there have been no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

We provided Sherb & Co. LLP and Murrell, Hall, McIntosh & Co., PLLP with a copy of this disclosure before its filing with the SEC. We requested that Sherb & Co. LLP and Murrell, Hall, McIntosh & Co., PLLP provide us with a letter addressed to the SEC stating whether or not they agree with the above statements, and we received a letter from them stating that they agree with the above statements.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Sichenzia Ross Friedman Ference LLP.

HOW TO GET MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington , D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheet
June 30, 2008
(Unaudited)

	June 30,	December 31,
	2008	2007
	(unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$19,377,514	$11,778,954
Other Receivable	477,094	108,536
Prepaid expenses	710,522	1,612,779
Total current assets	20,565,130	13,500,269

Long term investment	436,567	-
Property and equipment, net	6,137,680	6,186,824
Intangible, net	1,759,150	623,560
	$28,898,527	$20,310,653

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$456,895	$423,109
Deferred revenues	1,298,279	1,245,507
Total current liabilities	1,755,174	1,668,616

Stockholders’ Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, 7,597,645 and 9,397,645 issued and outstanding, respectively, aggregate liquidation preference of $2,717,152 and $3,383,152, respectively)	3,010,144	3,677,944

Common stock ($0.001 par value, 150,000,000 shares authorized, 21,892,631 and 19,409,830, issued and outstanding, respectively)	21,893	19,410
Additional paid-in capital	10,642,986	6,378,110
Statutory reserve
Accumulated other comprehensive income	2,575,382	1,243,541
Retained earnings	10,892,948	7,323,032
Total stockholders’ equity	27,143,353	18,642,037
	$28,898,527	$20,310,653

China Education Alliance, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2008 and 2007
(Unaudited)

	Three months ended June 30		Six months ended June 30,
	2008	2007	2008	2007
Revenues
Online education revenues	$3,853,942	$3,717,985	$6,940,727	$6,344,653
Training center revenues	604,752	631,770	1,588,384	1,091,329
Total revenue	4,458,694	4,349,755	8,529,111	7,435,982

Cost of Goods Sold
Online education costs	482,825	619,870	907,867	1,287,617
Training center costs	254,867	227,525	654,457	446,089
Total cost of goods sold	737,692	847,395	1,562,324	1,733,706

Gross Profit
Online education gross profit	3,371,117	3,098,115	6,032,860	5,057,036
Training center gross profit	349,885	404,245	933,927	645,240
Total gross profit	3,721,002	3,502,360	6,966,787	5,702,276

Operating Expenses
Selling expenses	1,415,683	1,088,728	2,613,018	1,839,166
Administrative	318,543	438,003	625,905	595,666
Depreciation and amortization	218,173	107,052	415,831	213,177
Total operating expenses	1,952,399	1,633,783	3,654,754	2,648,009

Other Income (Expense)
Other Income	6,668	55,494	528,497	55,494
Interest income	31,528	10,459	56,436	16,086
Interest expense	(21,842)	(388,582)	(21,842)	(493,079)
Total other income (expense)	16,354	(322,629	563,091	(421,499)

Net Income Before Provision for Income Tax	1,784,957	1,545,948	3,875,124	2,632,768

Provision for Income Taxes
Current	128,964	152,838	305,208	236,745

Net Income	$1,655,993	$1,393,110	$3,569,916	$2,396,023

Basic Earnings Per Share	$0.08	$0.02	$0.17	$0.04

Basic Weighted Average Shares Outstanding	21,202,359	57,965,000	21,202,359	57,965,000

Diluted Earnings Per Share	$0.07	$0.02	$0.14	$0.04

Diluted Weighted Average Shares Outstanding	24,818,668	60,917,777	24,818,668	60,917,777

The Components of Other Comprehensive Income
Net Income	$1,655,993	$1,393,110	$3,569,916	$2,396,023
Foreign currency translation adjustment	55,303	(210,170)	1,331,841	48,596

Comprehensive Income	$1,711,296	$1,182,940	$4,901,757	$2,444,619

See accompanying summary of accounting policies and notes to financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities
Net Income	$3,569,916	$2,396,023
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	673,059	383,734
Amortization of loan discount - warrants attached to loans	-	420,639
Warrants issued for services	-	12,371
Stock issued for services	-	15,900
Net change in assets and liabilities
Other receivables	(477,094)	54,723
Prepaid expenses and other	484,128	493,493
Advances from related parties	108,536	-
Accounts payable and accrued liabilities	33,786	236,875
Deferred revenue	52,772	848,425
Net cash provided by operating activities	4,445,103	4,862,183

Cash flows from investing activities
Purchases of fixed assets	(409,378)	(500,732)
Long-term investment	(436,567)	-
Net Cash (used in ) investing activities	(845,945)	(500,732)

Cash flows from financing activities
Warrants exercised	2,667,559	2,067,447

Effect of exchange rate	1,331,841	48,596

Net increase in cash	7,598,558	6,477,494

Cash and cash equivalents at beginning of year	11,778,954	1,838,339

Cash and cash equivalents at end of year	$19,377,514	$8,315,833

Supplemental disclosure of cash flow information
Interest paid	$-	$59,588
Taxes paid	$94,737	$-
Value of warrants issued for services	$-	$12,371

Non-cash investing and financing activities
Conversion of preferred stock to common	$667,800	$339,076

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.	Description of Business

Nature of organization - China Education Alliance, Inc. (the “Company”), formerly known as ABC Realty Co., was originally organized under the laws of the State of North Carolina on December 2, 1996. ABC Realty Co.’s primary purpose was to act as a broker or agent in residential real estate transactions. On September 15, 2004, ABC Realty Co. was reorganized pursuant to the Plan of Exchange to acquire Harbin Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation formed on August 9, 2004 in the City of Harbin of Heilongjiang Province, People’s Republic of China, with an authorized capital of $60,386 (RMB500,000).

On September 15, 2004, ABC Realty Co. executed a Plan of Exchange with ZHLD and Duane C. Bennett, the former Chairman of ABC Realty Co., pursuant to which the shareholders of ZHLD exchanged all of their registered capital of $60,386 for 18,333,334 shares of common stock of the Company, or approximately 95% of the Company’s common stock. On November 17, 2004, ABC Realty Co. changed its name to China Education Alliance, Inc. On December 13, 2004, China Education Alliance, Inc. consummated the Plan of Exchange with ZHLD and ZHLD’s shareholders. As a result of the Plan of Exchange, the transaction was treated for accounting purposes as a recapitalization of ZHLD.

ZHLD is a technology company engaged in the online education industry in the People’s Republic of China. Its mission is to promote distance learning development in the People’s Republic of China, to improve the efficiency and effectiveness of elementary education, higher education, vocational education, skill education, continuing education, and professional training programs, and to integrate with the international education system.

ZHLD’s subsidiary, Heilongjiang Zhonghe Education Training Center (“ZHTC”) was registered in the People’s Republic of China (the “PRC”) on July 8, 2005 with a registered capital of $60,386 and is a wholly owned subsidiary of ZHLD. ZHLD owns 99% of ZHTC with 1% held in trust by Xiqun Yu for the benefit of China Education Alliance, Inc.

ZHLD also owns 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd. (“BHYHZ”). BHYHZ was formed on September 30, 2006 in the PRC. The remaining 30% interest was given to The Vocational Education Guidance Center of China for no consideration. The 30% interest in BHYHZ that the Company transferred to The Vocational Education Guidance Center of China for no consideration was treated as an intangible asset. The minority ownership interest shares of operating losses of BHYHZ are being absorbed by the Company as the minority interest holdings have no basis in their investment. The minority losses absorbed by the Company for the six months ended June 30, 2008 was $73,096.

On April 18, 2008, ZHLD entered into an agreement and supplementary agreement with Harbin Daily Newspaper Group to invest in a joint venture company, Harbin New Discovery Media Co., Ltd. ZHLD contributed RMB 3,000 000 (approximately, $430,000) and Harbin Daily Newspaper Group contributed RMB 3,120,000 (approximately, $445,000) towards the registered capital of Harbin New Discovery Media Co. In return for their respective contributions, ZHLD will own 49.02% equity interest and Harbin Daily Newspaper Group will own 50.98% equity interest in Harbin New Discovery Media Co., Ltd. The parties are prohibited, for the duration of the joint venture from retiring or transferring their equity interests. This joint venture will create new educational material distribution channels in readable newspaper format in the future. The value of this investment as of June 30, 2008 is $436,567.

Pursuant to the terms of the supplementary agreement, Harbin Daily Newspaper Group assigned all its rights in the “Scientific Discovery” newspaper exclusively to the joint venture company, Harbin New Discovery Media Co. In the event that the rights to “Scientific Discovery” expire because of reason other than a change in government policies and an inability to defend against or resist such changes, Harbin Daily Newspaper Group is liable to ZHLD for twice the latter’s registered contribution in the joint venture in liquidated damages. The transaction closed on July 7, 2008 and as a result, Harbin New Discovery Media Co. Ltd is now a 49.02% owned subsidiary of ZHLD.

On April 27, 2008, the Company entered into a Share Transfer Agreement with Mr. Yuli Guo (the “Vendor”) and Word Exchanges, Inc. (“WEI”) to purchase from the Vendor seventy (70) issued and outstanding ordinary shares in WEI, representing 70% of the entire issued share capital of WEI. In consideration for the said shares, the Company issued to the Vendor 400,000 shares of its common stock, par value US$0.001 per share with $2.33 closing price per share. The Vendor retained the remaining 30% of the issued share capital of WEI. The Vendor has agreed not to transfer the shares of the Company to a third party for fifteen (15) years and to grant the Company a right of first refusal in the event the vendor is desirous of selling such shares. The sale transaction closed on April 29, 2008. As a result of the transaction, WEI is now a 70% owned subsidiary of the Company. The Company will absorb any losses attributable to the minority interest as the minority interest has no basis in their WEI investment. Since December 19, 1991, WEI has been registered at 30 Denton Avenue, Apartment 2216, Toronto, Canada. WEI provides English training programs, English test preparation courses and overseas study and consulting services in the PRC.

The Company’s principal business is the distribution of educational resources through the Internet. The Company’s website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. The Company has a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. The data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools. While some of these exams were given in previous years, new instructors are engaged to develop new exams and methodologies for taking the exams. The Company markets this database under the name “Famous Instructor Test Paper Store.” Also offered, though the website, is video on demand, which includes tutoring of exam papers and exam techniques. The Company complements past examination and test papers by providing an interactive platform for students to understand the key points from the papers and examinations. Although a number of the resources are available through the website without charge, our subscribers are charged for such services as the “Famous Instructor Test Paper Store” and the video on demand. Subscribers can purchase debit cards which can be used to download material from the website.

The Company also provides on-site teaching services in Harbin, which are marketed under the name “Classroom of Famed Instructors.” The Company has a 36,600 square foot training facility in Harbin, Heilonjiang Province, the People’s Republic of China, which has 17 classrooms and can accommodate up to 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses primarily cover the compulsory education curriculum of junior, middle and high school. The Company charges tuition for these classes.

The Company operates in one business segment, that of education, in which it operates in two revenue areas of online education and education training centers. With the acquisition of WEI, the Company is also in the business of providing English training programs, English test preparation courses and overseas study and consulting services through five entities, namely, Beijing Weishi Success Education Technology Co., Ltd., Beijing World Exchanges English College, Yantai WECL English College, Xiamen Siming District Weishi English Training School and the Private Qingdao Weishi Education Training School in Beijing, Yantai, Xiamen and Qingdao. Also, with the establishment of Harbin New Discovery Media Co., Ltd, the Company is now in the business of publishing and circulating “Scientific Discover”, a scientific information newspaper, with a focus on education.

2	Basis of Preparation of Financial Statements

The accompanying financial statements differ from the financial statements used for statutory purposes in PRC in that they have been prepared in compliance with U.S. generally accepted accounting principles (“GAAP”) and reflect certain adjustments, recorded on the entities’ books, which are appropriate to present the financial position, results of operations and cash flows in accordance with GAAP. The principal adjustments are related to revenue recognition, foreign currency translation, deferred taxation, consolidation, and depreciation and valuation of property and equipment and intangible assets.

The accompanying condensed consolidated financial statements have been prepared in compliance with Rule 310 of Regulation S-K and U.S. generally accepted accounting principles, but do not include all of the information and disclosures required for audited financial statements. These statements should be read in conjunction with the condensed consolidated financial statements and notes thereto included in the Company’s latest Annual Report on Form 10-KSB for the year ended December 31, 2007. In the opinion of management, these interim statements include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results of operations, financial position and cash flows for the interim periods presented. Operating results for the six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

These notes and accompanying financial statements retroactively reflect a reverse split that became effective October 12, 2007. Fractional shares were rounded up resulting in the issuance of 216 shares in excess of the actual conversion rate of 3-to-1.

3.	Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly subsidiaries (ZHLD and ZHTC) and its majority owned subsidiaries (BHYHZ and WEI). All inter-company transactions and balances were eliminated. Minority interest in the net assets and earnings or losses of BHYHZ and WEI are reflected in the caption “Minority interest” in the Company’s Consolidated Balance Sheet and Statements of Operations. Cumulative losses applicable to minority interest that exceed the minority’s interest in the subsidiary’s capital, the losses in excess of the minority’s interest in the subsidiaries capital are charged against the majority interest. Subsequent profits earned by a subsidiary under such circumstances that are applicable to the minority interests should be allocated to the majority interest to the extent minority losses have been previously absorbed.

Use of estimates - The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates include values and lives assigned to acquired intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with a maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value. Substantially all of the Company’s cash is held in bank accounts in the PRC and is not protected by FDIC insurance or any other similar insurance.

Property and equipment - Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets after taking into account a 5% residual value for both financial and income tax reporting purposes as follows:

Buildings	20 years
Communication Equipment	10 years
Motor vehicles	5 years
Furniture, Fixtures, and Equipment	5 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset are removed from their respective accounts and any gain or loss is recorded in the Statements of Operations.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2007 and June 30, 2008.

Intangible Assets - Intangible assets consist of franchise rights, transfer of minority interest in BHYHZ subsidiary for no consideration, and WEI’s intangible that are amortized over the lives of the rights agreements, which all five years except for the WEI intangible. As of June 30, 2008, the Company is determining the appropriate classification, type and life of the WEI intangible. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the quarters ended June 30, 2008 and 2007.

Long-Lived Assets - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the company are recorded at the lower of carrying amount or fair value less cost to sell. To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Foreign Currency - The Company’s principal country of operations is the PRC. The financial position and results of operations of the Company are recorded in Renminbi (“RMB”) as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency (“U.S. Dollars”) are dealt with as a separate component within shareholders’ equity.

Income recognition - Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied when customers download prepaid study materials.

Prepaid debit cards allow the Company’s subscribers to purchase a predetermined monetary amount of download materials posted on its website. The Company tracks usage of the debit card and records revenue when the debit card is used.

At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when card is used. Unused value relating to debit cards is recognized as revenues when the prepaid debit card has expired.

Interest income is recognized when earned, taking into account the average principal amounts outstanding and the applicable interest rates.

Deferred Revenue - Deferred revenue reflects the unearned portion of debit cards sold and tuition payments received. Deferred revenue as of June 30, 2008 and December 31, 2007 were $1,298,279 and $1,245,507 respectively.

Advertising - The Company expenses advertising costs for television spots at the time they are aired and for all other advertising the first time the respective advertising takes place. These costs are included in selling, general and administrative expenses. The total advertising expenses incurred for the three and six months ended June 30, 2008 and 2007 were $279,223 and $47,811, $422,840 and $193,411, respectively.

Taxation - Taxation on profits earned in the PRC are calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the PRC.

The Company does not accrue United States income tax on unremitted earnings from foreign operations as it is the Company’s intention to indefinitely invest these earnings in foreign operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No 48, Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No 109 (FIN 48). FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under FIN 48, evaluation of a tax position is a two step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of the position. The second step is to measure the tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit where there is a greater than 50% likelihood of being realized upon ultimate settlement.

The tax position that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent reporting period in which the threshold is no longer met.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of June 30, 2008, is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of June 30, 2008, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Enterprise income tax

Under the Provisional Regulations of the People’s Republic of China Concerning Income Tax on Enterprises promulgated by the State Council which came into effect on January 1, 1994, income tax is payable by Wholly Foreign Owned Enterprises at a rate of 15% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council. ZHLD enjoyed a 100% exemption from enterprise income taxes during 2006 due to its classification as a “Wholly Foreign Owned Enterprise.” This exemption ended on December 31, 2006, at which time ZHLD qualified under the current tax structure for a 50% reduction in the statutory enterprise income tax rates for the three years ended and ending December 31, 2007, 2008 and 2009.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

Software companies are eligible for a 14% VAT tax refund under PRC tax policy. The Company applied for and received VAT refunds of $528,497 for the six months ended June 30, 2008.

Related party - A related party is a company, or individual, in which a director or an officer has beneficial interests in and in which the Company has significant influence. As of December 31, 2007 the Company has advanced to their CEO $108,336 to develop the Company. The funds were expended within the six months ended June 30, 2008.

Fair value of financial instruments - The carrying amounts of certain financial instruments, including cash, accounts receivable, commercial notes receivable, other receivables, accounts payable, commercial notes payable, accrued expenses, and other payables approximate their fair values as of June 30, 2008 and December 31, 2007 because of the relatively short-term maturity of these instruments.

Reclassifications - Certain reclassifications have been made to the prior periods’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Recent accounting pronouncements -

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, the Company anticipates adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management adopted this Statement on January 1, 2007, and the adoption of SFAS No. 158 did not have a material impact to the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will change the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) will impact the Company in the event of any future acquisition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that SFAS 160 will have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of FAS 161.

4.	Concentrations of Business and Credit Risk

Substantially all of the Company’s bank accounts are in banks located in the People’s Republic of China and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S banks.

The Company is operating in People’s Republic of China China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the U.S. dollar and the RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions; however, such funds are not insured. The Company sells its products to students who purchase debit cards which can be used to download the Company’s products. Since the Company is paid in advance, it has no receivables and no significant credit risk.

For the three and six months ended June 30, 2008 and 2007, no single customer accounted for 10% or more of revenue.

As of June 30, 2008 and December 31, 2007, the Company had no insurance coverage of any kind. Accrual for losses is not recognized until such time as an uninsured loss has occurred. The Company has not accrued for any losses as of June 30, 2008 And December 31, 2007

Payments of dividends may be subject to some restrictions.

5.	Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	June 30, 2008	December 31, 2007
	(unaudited)

Cash on Hand	$429	$2,652
Bank Deposits	19,377,085	11,776,302
	$19,377,514	$11,778,954

6.	Other Receivable

Other Receivables are all unsecured and due upon demand:

	June 30,	December 31,
	2008	2007
	(unaudited)

Joint Venture Partner	$454,029	$-
Shareholder	23,065	-
	$477,094	$-

7.	Prepaid Expenses

Prepaid Expenses consist of the following:

	June 30,	December 31,
	2008	2007
	(unaudited)
Prepaid rent	$238,535	$285,269
Prepaid software development	291,045	633,562
Prepaid teachers and online material	143,172	143,927
Prepaid services and professional fees	24,011	109,589
Prepaid television advertising	-	401,918
Other prepaid expenses	13,759	38,514
	$710,522	$1,612,779

8.	Property and Equipment

Property and Equipment consist of the following:

	June 30,	December 31,
	2008	2007
	(unaudited)
Buildings	$3,553,701	$3,434,247
Transportation vehicles	190,937	179,737
software	2,776,431	2,613,573
Furniture and fixtures	1,353,033	1,273,634
	7,874,102	7,501,191
Less: Accumulated Depreciation	(1,736,422)	(1,314,367)
Property and Equipment, Net	$6,137,680	$6,186,823

For the three and six months ended June 30, 2008 and 2007, depreciation expenses totaled $218,240 and $ 107,052, $458,520 and $308,184 respectively. Allocated in the three and six months ended June 30, 2008 and 2007 depreciation expenses totaling $68,731 and $47,504, $137,462 and $95,007, respectively were included in cost of goods sold.

As of June 30, 2008 the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company.

9.	Intangibles

Intangibles of the Company consist of franchise rights, transfer of minority interest in BHYHZ subsidiary for no consideration and WEI’s intangible. There are three franchise rights in the company: Usage rights, ACCP training course, and BENET training course. The Usage rights is software to help university students to search jobs, post their resumes, and communicate with potential employers. The ACCP training course is an authority for training software engineers under authorized training procedures with authorized textbooks. The BENET training course is an authority for training internet engineers under authorized training procedures with authorized textbooks.

In connection with the organization of BHYHZ, the Company transferred to an unrelated non-profit, quasi-governmental entity for no consideration a 30% ownership interest in the contributed capital of BHYHZ. The value of the transferred ownership is reflected as an intangible asset on the consolidated financial statements. At June 30, 2008, the intangible asset relating to this transaction was $38,234 net of amortization of $5,462. The minority ownership interest share of operating losses of BHYHZ are being absorbed by the Company as the minority interest holdings have no basis in their investment. The minority losses absorbed by the Company for the six months ended June 30, 2008 was $73,096. The Company is amortizing this intangible over an estimated useful life of four years.

The April 29, 2008 acquisition of WEI for $932,000, consisting entirely of 400,000 shares of the Company’s common stock at a market price of $2.33, per share, was allocated entirely to the Company. The 30% minority interest of WEI has no basis in their investment accordingly; the entire acquisition was allocated to the Company. As the WEI acquisition included no assets or liabilities of WEI, the entire purchase price was allocated to an intangible asset. As of June 30, 2008 the Company is determining the appropriate classification, type and life of this intangible asset. For the six months ended June 30, 2008 the Company has amortized $15,533 of the intangible based on a preliminary life of fifteen years. At June 30, 2008, the intangible asset relating to this transaction was $916,467 net of amortization of $15,533.

Intangibles consist of the following:

	June 30,	December 31,
	2008	2007
	(Unaudited)
Usage rights.	$436,567	$-
ACCP training course	733,433	729,703
BENET training course	51,369	53,826
Minority interest in BHYHZ subsidiary	43,696	43,696
WEI intangible	932,000	-
	2,197,065	827,225
Less: accumulated amortization	(437,915)	(203,665)
Intangibles, net	$1,759,150	$623,560

For the three and six months ended June 30, 2008 and 2007, amortization expenses totaled $118,970 and $21,848, $437,915 and $43,696 respectively.

Future amortization of intangible assets is as follows:

Year Ended December 31,
2008	$236,290
2009	392,056
2010	234,999
2011	196,800
2012	62,132
Thereafter	636,873
$1,759,150

10.	Deferred revenue

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represent deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials. The Company recognizes revenue when the card is used to download material. Therefore, during the period between the purchase and use of debit cards, the unused portion of the debit card is treated as deferred revenue to the Company. Education fee prepayments represent payments for tuition for the Company’s training schools, which are amortized over the term of the course. As of June 30, 2008 and December 31, 2007, the Company had deferred revenue of $1,298,279 and $1,245,507, respectively.

11.	Stockholders’ Equity

The Company recorded the following equity transactions during the six months ended June 30, 2008:

-	On June 27, 2008, the Company issued 400,000 common shares with par value US$0.001 per share to Mr. Yuli Guo, to acquire 70% of WEI.

-	During the six months ended June 30, 2008 warrants for the purchase of 1,482,801 shares of common stock were exercised for proceeds of $2,667,559.

-	During the six months ended June 30, 2008 at total of 1,800,000 Series A Preferred Shares were converted into 600,000 shares of common stock valued at $667,800.

-
On March 17, 2008, the Company’s board of directors approved the repurchase of up to 1,000,000 shares of the Company’s common stock from time to time in the open market at prevailing market prices. As of June 30, 2008 no shares have been repurchased.

12.	Earnings Per Share

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations.

For the six months ended June 30, 2008, dilutive shares include 2,532,548 shares attributable to convertible preferred stock, outstanding warrants to purchase 413,156 shares of common stock at an exercise price of $1.50, warrants to purchase 83,333 shares of common stock at an exercise price of $2.25, warrants to purchase 2,055,516 shares of common stock at an exercise price of $2.07, warrants to purchase 681,035 shares of common stock at $2.40 and warrants to purchase 264,369 shares of common stock at $3.00.

For the six months ended June 30, 2007, dilutive shares include warrants to purchase 100,000 at an exercise price of $1.89 and warrants to purchase 50,000 shares at an exercise price of $1.29.

The following reconciles the components of the EPS computation

	Six Months Ended June 30,
	2008	2007
Net income available to common shareholders	$3,569,916	$2,396,023

Weighted average shares outstanding - basic	21,202,359	57,965,000
Effect of dilutive securities	3,616,309	2,952,777
Weighted average shares outstanding - diluted	24,818,668	60,917,777

Earnings per share - basic	$0.17	$0.04
Earnings per share - diluted	$0.14	$0.04

13.	Commitments and Contingencies

The Company and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on the Company’s financial condition and operations.

14.	Warrants

	Shares underlying warrants	Weighted average Exercise Price
Outstanding as of January 1, 2007	510,003	$1.50
Granted	4,747,707	1.99
Exercised	(127,500)	1.50
Expired or cancelled	-	-
Outstanding as of December 31, 2007	5,130,210	1.50

Granted	-	-
Exercised	(1,482,801)	1.80
Expired or cancelled	-	-
Outstanding as of June 30, 2008	3,647,409	$2.12

The following table summarizes information about stock warrants outstanding and exercisable as of June 30, 2008.

Exercise Price	Outstanding June 30, 2008	Weighted Average Remaining Life in Years	Number exercisable
$1.29	50,000	1.40	50,000
$1.50	413,156	3.66	413,156
$1.89	100,000	2.09	75,000
$2.07	2,055,516	3.85	2,055,516
$2.25	83,333	1.84	83,334
$2.40	681,035	3.85	681,035
$3.00	264,369	3.85	264,369
	3,647,409	3.70	3,622,410

15.	Operating Risk

(a) Country risk

Currently, the Company’s revenue is mainly derived from sale of educational products and services in the People’s Republic of China. The Company hopes to expand its operations in the People’s Republic of China, however, there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the People’s Republic of China is in a period of growth and is openly promoting business development in order to bring more business into the People’s Republic of China . Additionally, the People’s Republic of China allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the People’s Republic of China could be affected.

(e) Key personnel risk

The Company’s future success depends on the continued services of executive management in People’s Republic of China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Non-compliance with financing requirements

The Company might need to obtain future financing that require timely filing of registration statements, and have declared effective those registration statements, to register the shares being offered by the selling stockholders in future financing. The Company might be subject to liquidated damages and other penalties if they continue to obtain future financing requiring registration statements, and not having those registration statements filed and declared effective in a prompt manner.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Directors
China Education Alliance, Inc.

We have audited the accompanying consolidated balance sheets of China Education Alliance, Inc. and its Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Education Alliance, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
March 25, 2008

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheet of China Education Alliance, Inc. as of December 31, 2006 and the related consolidated statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of China Education Alliance, Inc. as of December 31, 2005, were audited by other auditors whose report dated March 28, 2006, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of China Education Alliance, Inc. as of December 31, 2006 and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Murrell, Hall, McIntosh & Co., PLLP
Oklahoma City, Oklahoma

March 16, 2007

(November 1, 2007 for Note 2 related to reverse stock split)

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheet
31-Dec-07

ASSETS

Current Assets
Cash and cash equivalents	$11,778,954
Advances to related parties	108,536
Prepaid expenses	1,612,779
Total current assets	13,500,269

Property and equipment, net	6,186,824

Franchise rights	579,864
Goodwill	43,696

$20,310,653

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$423,109
Deferred revenues	1,245,507
Total current liabilities	1,668,616

Minority interest	-

Commitments and Contingency	-

Stockholders' Equity
20,000,000 shares authorized,
aggregate liquidation preference
of $3,383,152)	3,677,944
150,000,000 shares authorized,
19,409,830 issued and outstanding)	19,410
Additional paid-in capital	6,378,110
income	1,243,541
Retained earnings	7,323,032
related parties offset	18,642,037

$20,310,653

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,
	2007	2006
Revenues
Online education revenues	$13,623,707	$6,620,519
Training center revenues	3,699,827	1,703,954
Total revenue	17,323,534	8,324,473

Cost of Goods Sold
Online education costs	2,393,945	1,766,442
Training center costs	1,147,364	797,448
Total cost of goods sold	3,541,309	2,563,890

Gross Profit
Online education gross profit	11,229,762	4,854,077
Training center gross profit	2,552,463	906,506
Total gross profit	13,782,225	5,760,583

Operating Expenses
Selling expenses	5,198,011	1,404,319
Administrative	1,825,264	1,516,865
Depreciation and amortization	484,643	123,610
Total operating expenses	7,507,918	3,044,794

Other Income (Expense)
Value-added tax refund	860,037	-
Interest income	54,931	12,530
Interest expense	(3,603,097)	(147,355)
Total other income (expense)	(2,688,129)	(134,825)

Net Income Before Provision for Income Tax	3,586,178	2,580,964

Provision for Income Taxes	481,271

Net Income Before Minority Interest	3,104,907	2,580,964

Minority Interest in loss of subsidiary	-	43,696

Net Income	$3,104,907	$2,624,660

Basic Earnings Per Share	$0.16	$0.14
Diluted Earnings Per Share	$0.14	$0.14

Basic Weighted Average Shares Outstanding	19,325,872	19,307,119
Diluted Weighted Average Shares Outstanding	22,549,837	19,307,119

The Components of Other Comprehensive Income
Net Income	$3,104,907	$2,624,660
Foreign currency translation adjustment	965,708	258,766

Comprehensive Income	$4,070,615	$2,883,426

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity

		Common Stock			Accumulated
	Preferred Stock	Number of Shares	Par Value	Additional Paid-In Capital	Other Comprehensive Income	Retained Earnings (Deficit)	Total Stockholders' Equity

Balance at January 1, 2006	$-	19,305,000	$19,305	$2,446,579	$19,067	$1,593,465	4,078,416

Common stock issued for services	-	6,667	7	6,993	-	-	7,000
Warrants issued for loan discount	-			203,908			203,908
Foreign currency translation adjustment	-	-	-	-	258,766	-	258,766
Net income	-	-	-	-	-	2,624,660	2,624,660

Balance at December 31, 2006	-	19,311,667	19,312	2,657,480	277,833	4,218,125	7,172,750

Common stock issued for services	-	10,000	10	15,890	-	-	15,900
Warrants issued for services	-	-	-	264,401	-	-	264,401
Issuance of warrants with convertible debt	-	-	-	1,887,600	-	-	1,887,600
Beneficial conversion feature with
convertible debt	-	-	-	1,512,400			1,512,400
Conversion of notes payable to
preferred stock	3,400,000	-	-	40,427	-	-	3,440,427
Issuance of preferred stock for
liquidated damages	277,944	-	-	-	-	-	277,944
Cashless exercise of warrants	-	87,789	88	(88)	-	-	-
Foreign currency translation adjustment	-	-	-	-	965,708	-	965,708
Net income	-	-	-	-	-	3,104,907	3,104,907

Balance at December 31, 2006	$3,677,944	19,409,456	$19,410	$6,378,110	$1,243,541	$7,323,032	$18,642,037

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Cash flows from operating activities
Net Income	$3,104,907	$2,624,660
Adjustments to reconcile net cash provided by operating activities
Depreciation and amortization	975,470	334,974
Amortization of loan discount – warrants attached to loans	1,969,163	122,345
Beneficial conversion feature	1,512,400	-
Warrants issued for services	264,401	-
Preferred stock issued for liquidation damages	277,944	-
Minority interest in loss of subsidiary	-	(43,696)
Stock issued for services	15,900	7,000
Interest on convertible note accounted for as capital contribution	40,427
Net change in assets and liabilities
Other receivables	54,723	(46,460)
Prepaid expenses and other	(291,331)	(1,252,749)
Advances from related parties	(244,480)
Accounts payable and accrued liabilities	211,960	103,616
Deferred revenue	936,141	12,241
Net cash provided by operating activities	8,827,625	1,861,931

Cash flows from investing activities
Purchases of fixed assets	(1,722,718)	(1,738,159)
Acquisition of franchise rights	-	(689,642)
Net cash (used in) investing activities	(1,722,718)	(2,427,801)

Cash flows from financing activities
Payments on loans	(1,530,000)	-
Proceeds from loans	3,400,000	1,530,000
Advances from(payments to) related parties	-	17,999
Net cash provided by financing activities	1,870,000	1,547,999

Effect of exchange rate	965,708	258,766

Net increase in cash	9,940,615	1,240,895

Cash and cash equivalents at beginning of year	1,838,339	597,444

Cash and cash equivalents at end of year	$11,778,954	$1,838,339

Supplemental disclosure of cash flow information

Interest paid	$297,838	$25,010
Taxes paid	$408,749	$-
Value of warrants issued for services	$15,485	$-

Value of preferred stock issued for liquidation damages	$277,944	$-

Non-cash investing and financing activities
Conversion of notes payable to preferred stock	$3,400,000	$-
Cashless exercise of warrants	$88	$-

The accompanying notes are an integral part of these financial statements.

China Education Alliance, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1.	Description of Business

Nature of organization - China Education Alliance, Inc. (the “Company”), formerly known as ABC Realty Co., was originally organized under the laws of the State of North Carolina on December 2, 1996. ABC Realty Co.’s primary purpose was to act as a broker or agent in residential real estate transactions. On September 15, 2004, ABC Realty Co. was reorganized pursuant to the Plan of Exchange to acquire Harbin Zhong He Li Da Education Technology, Inc. (“ZHLD”), a corporation formed on August 9, 2004 in the City of Harbin of Heilongjiang Province, People’s Republic of China, with an authorized capital of $60,386 (RMB500,000).

On September 15, 2004, ABC Realty Co. executed a Plan of Exchange with ZHLD and Duane C. Bennett, the former Chairman of ABC Realty Co., pursuant to which the shareholders of ZHLD exchanged all of their registered capital of $60,386 for 18,333,334 shares of common stock of the Company, or approximately 95% of the Company’s common stock. On November 17, 2004, ABC Realty Co. changed its name to China Education Alliance, Inc. On December 13, 2004, China Education Alliance, Inc. consummated the Plan of Exchange with ZHLD and ZHLD’s shareholders. As a result of the Plan of Exchange, the transaction was treated for accounting purposes as a recapitalization of ZHLD.

ZHLD is a technology company engaged in the online education industry in China. Its mission is to promote distance learning development in China, to improve the efficiency and effectiveness of elementary education, higher education, vocational education, skill education, continuing education, and professional training programs, and to integrate with the international education system.

ZHLD subsidiary Heilongjiang Zhonghe Education Training Center (“ZHTC”) was registered in the People’s Republic of China (the “PRC”) on July 8, 2005 with a registered capital of $60,386 and is a wholly owned subsidiary of ZHLD. ZHLD owns 99% of ZHTC with 1% held in trust by Xiqun Yu for the benefit of China Education Alliance, Inc.

ZHLD also owns 70% of Beijing Hua Yu Hui Zhong Technology Development Co., Ltd. (“BHYHZ”). BHYHZ was formed on September 30, 2006 in the PRC. The remaining 30% interest was given to The Vocational Education Guidance Center of China for no consideration. The 30% interest in BHYHZ that the Company transferred to The Vocational Education Guidance Center of China for no consideration was treated as an intangible asset.

The Company’s principal business is the distribution of educational resources through the Internet. The Company’s website, www.edu-chn.com, is a comprehensive education network platform which is based on network video technology and large data sources of elementary education resources. The Company has a data base comprised of such resources as test papers that were used for secondary education and university level courses as well as video on demand. The data base includes more than 300,000 exams and test papers and courseware for college, secondary and elementary schools. While some of these exams were given in previous years, new instructors are engaged to develop new exams and methodologies for taking the exams. The Company markets this data base under the name “Famous Instructor Test Paper Store.” Also offered, though the website, is video on demand, which includes tutoring of exam papers and exam techniques. The Company compliments the past exams and test papers by providing an interactive platform for students to understand the key points from the papers and exams. Although a number of the resources are available through the website without charge, our subscribers are charged for such services as the “Famous Instructor Test Paper Store” and the video on demand. Subscribers can purchase debit cards which can be used to download material from the website.

The Company also provides on-site teaching services in Harbin, which are marketed under the name “Classroom of Famed Instructors.” The Company has a 36,600 square foot training facility in Harbin, Heilonjiang Province, China, which has 17 classrooms and can accommodate up to 1,200 students. These classes, which complement our on-line education services, provide classroom and tutoring to our students. The courses primarily cover the compulsory education curriculum of junior, middle and high school. The Company charges tuition for these classes.

The Company operates in one business segment that of education, in which it operates in two revenue areas of online education and education training centers.

2.	Basis of Preparation of Financial Statements

The accompanying financial statements differ from the financial statements used for statutory purposes in PRC in that they have been prepared in compliance with U.S. generally accepted accounting principles (“GAAP”) and reflect certain adjustments, recorded on the entities’ books, which are appropriate to present the financial position, results of operations and cash flows in accordance with GAAP. The principal adjustments are related to revenue recognition, foreign currency translation, deferred taxation, consolidation, and depreciation and valuation of property and equipment and intangible assets.

These notes and accompanying financial statements retroactively reflect a reverse split that became effective October 4, 2007, see Note 18 below. Fractional shares were rounded up resulting in the issuance of 216 shares in excess of the actual conversion rate of 1-to-3.

3.	Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its wholly subsidiaries (ZHLD and ZHTC) and its majority owned subsidiary (BHYHZ). All inter-company transactions and balances were eliminated. Minority interest in the net assets and earnings or losses of BHYHZ are reflected in the caption “Minority interest” in the Company’s Consolidated Balance Sheet and Statements of Operations. Cumulative losses applicable to minority interest that exceed the minority’s interest in the subsidiary’s capital, the losses in excess of the minority’s interest in the subsidiaries capital are charged against the majority interest. Subsequent profits earned by a subsidiary under such circumstances that are applicable to the minority interests should be allocated to the majority interest to the extent minority losses have been previously absorbed.

Use of estimates - The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reported periods.

Significant estimates include values and lives assigned to acquired intangible assets, reserves for customer returns and allowances, uncollectible accounts receivable, slow moving, obsolete and/or damaged inventory and stock warrant valuation. Actual results may differ from these estimates.

Cash and cash equivalents - The Company considers all highly liquid debt instruments purchased with a maturity period of three months or less to be cash equivalents. The carrying amounts reported in the accompanying consolidated balance sheet for cash and cash equivalents approximate their fair value. Substantially all of the Company’s cash is held in bank accounts in the PRC and is not protected by FDIC insurance or any other similar insurance.

Property and equipment - Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property, plant and equipment is provided using the straight-line method over the estimated useful lives of the assets after taking into account a 5% residual value for both financial and income tax reporting purposes as follows:

Buildings	20 years
Communication Equipment	10 years
Motor vehicles	5 years
Furniture, Fixtures, and Equipment	5 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset are removed from their respective accounts and any gain or loss is recorded in the Statements of Operations.

The Company reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment at December 31, 2007.

Intangible Assets - Intangible assets consist of franchise rights acquired by the Company and are amortized over the lives of the rights agreements, which is five years. The Company evaluates the carrying value of intangible assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the intangible asset below its carrying amount. There were no impairments recorded during the years ended December 31, 2007 and 2006.

Long-Lived Assets - The Company reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the company are recorded at the lower of carrying amount or fair value less cost to sell. To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Foreign Currency - The Company’s principal country of operations is the PRC. The financial position and results of operations of the Company are recorded in Renminbi (“RMB”) as the functional currency. The results of operations denominated in foreign currency are translated at the average rate of exchange during the reporting period.

Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into the reporting currency (“U.S. Dollars”) are dealt with as a separate component within shareholders’ equity.

Income recognition - Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition, which states that revenue should be recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) the service has been rendered; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured. The Company believes that these criteria are satisfied when customers download prepaid study materials.

Prepaid debit cards allow the Company’s subscribers to purchase a predetermined monetary amount of download materials posted on its website. The Company tracks usage of the debit card and records revenue when the debit card is used.

At the time that the prepaid debit card is purchased, the receipt of cash is recorded as deferred revenue. Revenues are recognized in the month when card is used. Unused value relating to debit cards is recognized as revenues when the prepaid debit card has expired.

Interest income is recognized when earned, taking into account the average principal amounts outstanding and the applicable interest rates.

Prepayments Account - Prepaid expenses are primarily comprised of advance payments made for Software development and prepaid advertising. At December 31, 2007, prepaid but not yet aired television advertising totaled $401,918, prepayments to teachers for online materials totaled $143,927, prepayment of rent expense totaled $285,269, consulting fees totaled $109,589, software development totaled $633,562 and other prepaid expenses were $38,514.

Intangible Assets - In connection with the organization of BHYHZ, the Company transferred to an unrelated non-profit, quasi-governmental entity for no consideration a 30% ownership interest in the contributed capital of BHYHZ. The value of the transferred ownership is reflected as intangible assets on the consolidated financial statements. At December 31, 2007, intangible asset relating to this transaction was $43,696. The minority ownership interest share of operating losses of BHYHZ are being absorbed by the Company as the minority interest holdings have no basis in their investment. The minority losses absorbed by the Company for the year ended December 31, 2007 was $148,377. The Company will commence amortization of this intangible in the year end December 31, 2008 over an estimated useful life of four years.

Deferred Revenue - Deferred revenue reflects the unearned portion of debit cards sold and tuition payments received. Deferred revenue as of December 31, 2007 was $1,245,507.

Advertising - The Company expenses advertising costs for television spots at the time they are air and for all other advertising the first time the respective advertising takes place. These costs are included in selling, general and administrative expenses. The total advertising expenses incurred for the years ended December 31, 2007 and 2006 were $1,181,817 and $468,825, respectively.

Taxation - Taxation on profits earned in the PRC are calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the PRC after taking into effect the benefits from any special tax credits or “tax holidays” allowed in the PRC.

The Company does not accrue United States income tax on unremitted earnings from foreign operations as it is the Company’s intention to indefinitely invest these earnings in foreign operations.

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No 109 (FIN 48). FIN 48 is intended to clarify the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Under FIN 48, evaluation of a tax position is a two step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of the position. The second step is to measure the tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit where there is a greater than 50% likelihood of being realized upon ultimate settlement.

The tax position that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent reporting period in which the threshold is no longer met.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2007, is not material to its results of operations, financial condition or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2007, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current Chinese tax law and policy, that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

Enterprise income tax

Under the Provisional Regulations of the People’s Republic of China Concerning Income Tax on Enterprises promulgated by the State Council which came into effect on January 1, 1994, income tax is payable by Wholly Foreign Owned Enterprises at a rate of 15% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council. ZHLD enjoyed a 100% exemption from enterprise income taxes during 2006 do to its classification as a “Wholly Foreign Owned Enterprise.” This exemption ended on December 31, 2006, at which time ZHLD qualified under the current tax structure for a 50% reduction in the statutory enterprise income tax rates for the three years ended and ending December 31, 2007, 2008 and 2009.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Value added tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

Software companies are eligible for a 14% VAT tax refund under PRC tax policy. The Company applied for and received VAT refunds of $860,037 for the year ended December 31, 2007.

Related party - A related party is a company, or individual, in which a director or an officer has beneficial interests in and in which the Company has significant influence. As of the year ended December 31, 2007 the Company has advanced to their CEO $108,536. These advances are for funds that the CEO needs to develop the Company. It will be expended as these advances are expended by the CEO.

Fair value of financial instruments - The carrying amounts of certain financial instruments, including cash, accounts receivable, commercial notes receivable, other receivables, accounts payable, commercial notes payable, accrued expenses, and other payables approximate their fair values as of December 31, 2007 because of the relatively short-term maturity of these instruments.

Reclassifications - Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Recent accounting pronouncements -

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. Therefore, the Company anticipates adopting this standard as of January 1, 2008. Management has not determined the effect, if any, the adoption of this statement will have on the Company’s financial condition or results of operations.

In September 2006, the FASB issued Statement No. 158,“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”), an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires (a) recognition of the funded status (measured as the difference between the fair value of the plan assets and the benefit obligation) of a benefit plan as an asset or liability in the employer’s statement of financial position, (b) measurement of the funded status as of the employer’s fiscal year-end with limited exceptions, and (c) recognition of changes in the funded status in the year in which the changes occur through comprehensive income. The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. This Statement has no current applicability to the Company’s financial statements. Management adopted this Statement on January 1, 2007, and the adoption of SFAS No. 158 did not have a material impact to the Company’s financial position, results of operations, or cash flows.

In February 2007, the FASB issued Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). This statement permits companies to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS 159 on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will change the accounting for business combinations. Under SFAS No. 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141(R) will change the accounting treatment and disclosure for certain specific items in a business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141(R) will impact the Company in the event of any future acquisition.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company does not believe that SFAS 160 will have a material impact on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133” (“FAS 161”). FAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. The guidance in FAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently assessing the impact of FAS 161.

4.	Concentrations of Business and Credit Risk

Substantially all of the Company’s bank accounts are in banks located in the PRC and are not covered by any type of protection similar to that provided by the FDIC on funds held in U.S banks.

The Company is operating in China, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the U.S. dollar and the RMB.

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and trade receivables, the balances of which are stated on the balance sheet. The Company places its cash in high credit quality financial institutions; however, such funds are not insured. The Company sells its products to students who purchase debit cards which can be used to download the Company’s products. Since the Company is paid in advance, it has no receivables and no significant credit risk.

For the years ended December 31, 2007 and 2006, no single customer accounted for 10% or more of revenues.

As of December 31, 2007 the Company had no insurance coverage of any kind. Accrual for losses is not recognized until such time as an uninsured loss has occurred. The Company has not accrued for any losses as of December 31, 2007.

Payments of dividends may be subject to some restrictions.

5.	Cash and Cash Equivalents

As of December 31, 2007, Cash and cash equivalents consist of the following:

Cash on Hand	$2,652
Bank Deposits	11,776,302
Total Cash and Cash Equivalents	$11,778,954

6.	Property and Equipment

As of December 31, 2007, Property and Equipment consist of the following:

Buildings	$3,434,247
Transportation vehicles	179,737
Communication equipment and software	2,613,573
Furniture and fixtures	1,273,634
Total Property and Equipment	7,501,191
Less: Accumulated Depreciation	(1,314,367)
Property and Equipment, Net	$6,186,823

For the years ended December 31, 2007 and 2006, depreciation expenses totaled $650,185 and $334,974 respectively. For the years ended December 31, 2007 and 2006 depreciation expenses totaling $215,507 and $211,364, respectively were included in cost of goods sold.

As of December 31, 2007 the Company does not have any land use rights agreements with the PRC for the office buildings owned by the Company.

7.	Franchise Rights

As of December 31, 2007, Franchise Rights consist of the following:

ACCP training course, net of accumulated amortization of $187,237	$542,466
BENET training course, net of accumulated amortization of $16,428	37,398
Franchise Rights, Net	$579,864

For the years ended December 31, 2007 and 2006, amortization expenses totaled $152,430 and $51,235 respectively.

Amortization of franchise rights for each of the next five years is as follows:

Year Ended December 31,
2008	$152,430
2009	152,430
2010	152,430
2011	122,574
2012	-
$579,864

8.	Deferred revenue

Deferred revenue includes subscriber prepayments and education fee prepayments. Subscriber prepayments represent deferred revenue for the purchase of debit cards used to pay for the online downloading of education materials. The Company recognizes revenue when the card is used to download material. Therefore, during the period between the purchase and use of debit cards, the unused portion of the debit card is treated as deferred revenue to the Company. Education fee prepayments represent payments for tuition for the Company’s training schools, which are amortized over the term of the course. As of December 31, 2007, the Company had deferred revenue of $1,245,507.

9.	Stockholders’ Equity

Year ended December 31, 2006:

-
On September 29, 2006 the Company raised gross proceeds of $1,530,000 from the issuance and sale of $1,530,000 aggregate principal amount of secured promissory notes and warrants to purchase 510,003 shares of common stock of the Company at an exercise price per share of $1.50 (“September 2006 Note”). The notes, which bear interest at 6% per annum, had a maturity date of March 29, 2007. The notes have been paid in full in the year ended December 31, 2007.

The warrants granted with the September 2006 Note were valued at $203,908 using a Black-Scholes valuation model and were treated as a loan discount. The following assumptions were used to calculate the fair value of the warrants: dividend yield of 0%; expected volatility of 53%; risk-free interest rate of 4.5%; an expected life of two years; stock price of $1.29 and exercise price of $1.50. The discount was amortized to interest expense over the life of the notes payable with amortization of $81,563 and $122,345 in the years ended December 31, 2007 and 2006, respectively.

-	On September 9, 2006 the Company issued 20,000 shares of the Company’s common stock, valued at market, for $7,000 for services.

Year ended December 31, 2007:

-	On October 4, 2007, following approval by the Company’s stockholders on September 27, 2007, the Company’s Articles of Incorporation were amended to:

•
Change the Company’s authorized capital stock to 170,000,000 shares, of which 20,000,000 are shares of preferred stock, par value $.001 per share, and 150,000,000 are shares of common stock, par value $.001 per share.

•
Give the board of directors broad authority to create one or more series of preferred stock and to set forth the designations, rights, preferences, privileges and limitations of the holders of each such series.

•
Grant the board of directors the authority to grant rights, warrants and options which provide that such securities cannot be amended at all or cannot be amended without the consent a specified percentage of stockholders or classes or groups of stockholders, and such provisions would be prohibit the Company from amending the rights, warrants and options unless the requisite consents were obtained.

•
Affect a one-for-three reverse split of the common stock so that each three shares of common stock prior to the reverse split became one share of common stock, with the Company issuing such fractional share as may be necessary to enable the stockholders to hold a full share. These notes and accompanying financial statements retroactively reflect this reverse split. Fractional shares were rounded up resulting in the issuance of 216 shares in excess of the actual conversion rate of 1-to-3.

-	On March 7, 2007, the Company issued 10,000 shares of the Company’s common stock, valued at market, for $15,900 of services.

-
On May 8, 2007, the Company raised, in two installments, a total of $3,400,000 through the issuance of convertible debt in the aggregate principal amount of $3,400,000 (the “May 2007 Notes”). A portion of these proceeds was used to pay the September 2006 Note described above. The notes accrued interest at 3% per annum, and had a due date of September 30, 2007. In connection with the issuance, the Company’s board of directors approved an amendment to the Company’s Articles of Incorporation to create a class of preferred stock. The board also approved the terms of a new series of preferred stock, designated as the Series A Convertible Preferred Stock upon the filing of such amendment with the Secretary of State of North Carolina. Included in the May 2007 Notes were automatic, optional and default conversion features.

On October 4, 2007, the shareholders approved the newly designated class of Preferred Stock, and the May 2007 Notes were automatically converted into an aggregate of (i) 9,189,189 shares of Series A preferred stock, which are convertible into an aggregate of 3,063,062 shares of common stock, subject to adjustment, and (ii) five-year common stock purchase warrants to purchase 735,634 shares of common stock at $1.50 per share, 2,833,335 shares of common stock at $2.07 per share, 681,035 shares of common stock at $2.40 per share, and 264,369 shares of common stock at $3.00 per share.

With regards to the Series A Preferred Convertible Stock, issued in the May 2007 Notes, the Certificate of Designation provides as follows:

•	Each share of Series A Convertible Preferred Stock is convertible into one third of a share of common stock, subject to adjustment.

•
If the Company issues common stock at a price, or options, warrants or other convertible securities with a conversion or exercise price less than the conversion price (presently $1.11 per share), with certain specified exceptions, the number of shares issuable upon conversion of one share of Series A Convertible Preferred Stock is adjusted to reflect a conversion price equal to the lower price.

•
No dividends are payable with respect to the Series A Convertible Preferred Stock, and while the Series A Convertible Preferred Stock is outstanding, the Company may not pay dividends on or redeem shares of common stock.

•
Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to a preference of $0.37 per share before any distributions or payments may be made with respect to the common stock or any other class or series of capital stock which is junior to the Series A Convertible Preferred Stock upon such voluntary or involuntary liquidation, dissolution or winding-up.

•
The holders of the Series A Convertible Preferred Stock have no voting rights. However, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the outstanding shares of Series A Convertible Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the Certificate of Designations, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the Series A Convertible Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Convertible Preferred Stock, (c) amend the Company’s Articles of Incorporation or other charter documents in breach of any of the provisions thereof, (d) increase the authorized number of shares of Series A Convertible Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

With regards to the warrants granted with the May 2007 Notes:

-
The warrants have a term of five years, and expire in May 2012. The warrants provide a cashless exercise feature; however, the holders of the warrants may not make a cashless exercise during the twelve months following the date of issuance and thereafter only if the sale by the holder of the underlying shares is covered by an effective registration statement.

-
The warrants also give the Company the right to redeem the warrants for $.01 per share of common stock issuable upon exercise of the warrants if the trading price per share of the common stock equals or exceeds the greater of (a) $4.14 or 200% of the exercise price for the $2.07 warrants, (b) $4.14 or 172.5% of the exercise price for the $1.50 warrants, (d) $4.14 or 172.5% of the exercise price for the $2.40 warrants, and (d) $5.25 or 175% of the exercise price for the $3.00 warrants on each trading day in the 20 trading days ending on the date prior to the date on which the warrants are called for redemption provided that the trading volume on each day in the computation period is at least 1,000 shares.

-
In order for the Company to exercise the right of redemption, a registration statement covering the sale of the underlying shares must be current and effective. In the event that, at any time subsequent to the date on which the warrants are called for redemption, the shares of common stock underlying the warrants are not subject to a current and effective registration statement, the Company’s right to call the warrants for redemption shall terminate with respect to all warrants that have not then been exercised or converted prior to that date.

-
Under the securities purchase agreement and the Certificate of Designation, relating to the Series A Convertible Preferred Stock, it is prohibited for warrants to be exercised ,or converted, if such exercise or exercise should result in the holder and its affiliates having beneficial ownership of more than 4.9% of the Company’s outstanding common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. This limitation may not be waived.

Upon entering into the May 2007 Notes, the Company valued the warrants to their maximum value in proportion to the entire of the May 2007 Notes. The warrants were valued at $1,887,600 using a Black-Scholes valuation model and were treated as loan discounts and amortized immediately to interest expense. The following assumptions were used to calculate the fair value of the warrants: dividend yield of 0%; expected volatility of 136.44%; risk-free interest rate of 4.55%; an expected life of five years; stock price of $1.11. In addition to valuing the warrants that would be granted upon the conversion of the notes, the Company valued the beneficial conversion feature of the notes, in connection with the Preferred Stock to be issued upon conversion of the notes, that is ultimately convertible into shares of the Company common stock. This beneficial conversion was valued upon issuance of the May 2007 Notes, it is valued to its maximum proportional value factoring in the discount associated with the warrant grant. The Company valued the beneficial conversion feature at $1,512,400, the maximum value apportionable subsequent to the valuation of the warrants. This beneficial conversion feature was fully amortized in the year ended December 31, 2007.

Upon the conversion of the May 2007 Notes notes, the Company issued 9,189,189 shares of Series A Convertible Preferred Stock and warrants based on the principal amount of the notes. There was accrued interest of $40,427, as per the agreement, terminated upon automatic converions of the May 2007 Notes. The Series A Preferred Stock has a liquidation preference of $0.37 per share.

Upon entering into the May 2007 Notes, pursuant to the securities purchase agreement, the Company placed in escrow 2,833,333 shares of Series A Convertible Preferred Stock and Mr. Xiqun Yu, the Company’s chief executive officer and principal shareholder, placed in escrow 944,445 shares of common stock. The securities placed in escrow were to be released, as described below, based on the formula described below.

Under the terms of the May 2007 Note if the Company’s pre-tax income for 2007 was less than $0.19941 per share, on a fully-diluted basis (the “Target Number”), the percentage shortfall was to be determined by dividing the amount of the shortfall by the Target Number. If the percentage shortfall was equal to or greater than 33 1/3%, then, with respect to the Company’s escrow shares, the 2,833,333 shares of Series A Convertible Preferred Stock was be delivered to the investors and, with respect to Mr. Yu’s escrow shares, the 944,445 shares of common stock was be delivered to the Company for cancellation. If the percentage shortfall was less than 33 1/3%, the escrow agent was to be instructed to:

(i)
with respect to the Company’s escrow shares, deliver to the investors such number of shares of Series A Convertible Preferred Stock as would have been determined by multiplying the percentage shortfall by 2,833,333 and (ii) deliver to the Company the balance of such shares for cancellation; and

(ii)
with respect to the shares placed in escrow by Mr. Yu, deliver to the Company such number of shares of common stock as would have been determined by multiplying the percentage shortfall by 944,445 shares, and the Company shall cancel such shares, and (ii) deliver to Mr. Yu the balance of such shares.

Since the Company has achieved the pre-tax income per share milestone set forth in the securities purchase agreement, the Company’s escrow shares will be promptly returned to the Company for cancellation and Mr. Yu’s shares will be promptly released from escrow and returned to him.

The warrants provide that the exercise price of the warrants may be reduced by up to 50% if the Company’s pre-tax income per share of common stock, on a fully-diluted basis, is less than $0.19941. Pre tax-income is defined as income before income taxes determined in accordance with GAAP plus (a) any charges relating to the transaction contemplated by the securities purchase agreement and the registration rights agreement, minus (b) the amount, if any, by which all non-recurring losses or expenses exceed all non-recurring items or income or gain. Pre-tax income shall not be adjusted if all non-recurring items of income or gain exceed all non-recurring losses or expenses. Items shall be deemed to be non-recurring only if they qualify as non-recurring pursuant to GAAP. For determining pre-tax income per share, all shares which are outstanding or which may be issuable upon exercise or conversion of options, warrants and other convertible securities are deemed to be outstanding, regardless of whether the shares would be counted for purposes of computing diluted earnings per shares under GAAP. Since the Company has achieved the pre-tax income per share milestone set forth in the securities purchase agreement, no adjustment in the warrant exercise price will be made.

The securities purchase agreement relating to the May 2007 financing, obligated the Company to appoint by August 6, 2007 such number of independent directors that would result in a majority of its directors being independent directors and to establish an audit committee composed solely of independent directors and a compensation committee comprised of a majority of independent directors. Thereafter, the Company’s failure to meet these requirements for a period of 60 days for an excused reason, as defined in the purchase agreement, or 75 days for a reason which is not an excused reason, will result in the imposition of liquidated damages which are payable in cash or additional shares of Series A Convertible Preferred Stock, at the election of the investor. The liquidated damages are computed in an amount equal to 12% per annum of the purchase price of the then outstanding shares of Series A Convertible Preferred Stock, up to a maximum of $408,000. The Company’s failure to comply with these requirements resulted in liquidated damages of $77,128, which at a liquidation of $0.37 per share resulted in the issuance of 208,456 shares of Series A Convertible Preferred stock as of October 15, 2007. The investors elected to take payment in stock, and the Company issued the shares in October 2007. As the Series A Convertible Preferred stock are convertible at 3 for 1 share of common stock, the liquidated damages of 208,456 Series A shares is 69,486 common shares with a market value at $4 per share, or $277,944, as of October 15, 2007. The investors waived the right to receive any further liquidated damages for the Company’s failure to comply with these provisions from October 16, 2007 through December 31, 2007. The liquidation damages commence accruing subsequent to December 31, 2007.

In connection with the May 2007 Notes the Company and the investors entered into a registration rights agreement pursuant to which the Company initially agreed to file by July 7, 2007, a registration statement covering the common stock issuable upon conversion of the Series A Convertible Preferred Stock and the exercise of the warrants. The Company was also initially required to have the registration statement declared effective by the SEC not later than November 5, 2007. If these conditions were not met, the agreement initially provided for the payment of liquidated damages to the investors, at a rate of 2,130 of shares of Series A Convertible Preferred Stock per day (which was subject to adjustment based on the number of shares the Company was able to register under the SEC’s rules relating to secondary offerings), with a maximum of 900,000 shares of Series A Convertible Preferred Stock. The registration rights agreement was amended to eliminate liquidated damages for failure to file the registration statement when required and to waive any liquidated damages due as a result of the Company’s failure to have the registration statement declared effective through December 31, 2007. Since the Company’s registration statement was declared effective on December 28, 2007, the Company was not obligated to pay any liquidated damages pursuant to the registration rights agreement. The registration rights agreement also provides for additional demand registration rights in the event that the investors are not able to register all of the shares in the initial registration statement. The investors have a right of first refusal on future financings.

Except as expressly provided in the Certificate of Designation or the warrants, included in the May 2007 Notes, no investor may convert the shares of Series A Convertible Preferred Stock into shares of common stock or exercise the warrants to the extent that such conversion or exercise would result in beneficial ownership by such investor and its affiliates of more than 4.9% of the then outstanding number of shares of common stock on such date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. This provision cannot be modified.

On December 6, 2007, the Company issued 87,789 shares of the Company’s common stock in connection with cashless exercises of warrants to purchase 127,500 shares of common stock with an exercise price of $1.50.

  10.   Income Taxes

On September 15, 2004, the Company executed a Plan of Exchange with ZHLD, subsequently ZHLD applied to be as a foreign invested company immediately after the merger, and a business license was approved for such qualification on April 8, 2005. According to Chinese taxation policy, there is a 100% income tax exemption or holiday for 2 years and a 50% tax exemption or holiday for 3 years applicable to a foreign invested company, advanced technology company or software development company.  Because ZHLD falls within these categories, it enjoys this income tax exemption or holiday from April 8, 2005, the date it obtained approval as a foreign wholly owned enterprise. The Company received a 100% tax holiday for the year ended December 31, 2006. As of January 1, 2007, the Company’s tax exemption was reduced to 50% of the prevailing 15% tax rate and will continue at this reduced rate until the fiscal year ending December 31, 2009, subject to changes in tax rates implemented in 2007 that go into effect commencing January 1, 2008 which will have the effect of increasing the enterprise tax rate by 2% per year until it reaches and effective tax rate of 25%.

A reconciliation of the provision for income taxes with amounts determined by the U.S. federal income tax rate to income before income taxes is as follows.

The components of income (loss) before income tax consist of approximately following:

	Year Ended December 31,
	2007	2006
U.S. Operations	$(4,694,000)	$(321,000)
Chinese Operations	7,799,000	2,902,000
	$3,105,000	$2,581,000

The components of the (benefit) provision for income taxes are approximately as follows:

	Year Ended December 31,
	2007	2006
Federal, State and Local	$-	$-
Peoples Republic of China –Federal and Local	481,000	-
	$481,000	$-

The table below approximately summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the statutory U.S. Federal rate and the actual tax provision:

	Year Ended December 31,
	2007	2006
Income tax (benefit) provision at Federal statutory rate	$1,087,000	904,000
State income taxes, net of Federal benefit	143,000	118,000
Permanent differences	1,594,000	48,000
U.S. tax rate in excess of foreign tax rate	(1,139,000)	(424,000)
Abatement of foreign income taxes	(1,469,000)	(725,000)
Increase in valuation allowance	265,000	79,000
Tax (benefit) provision	$481,000	$-

The Company has a U.S net operating loss carryforward of approximately $1,042,000 as of December 31, 2007 which will begin to expire in 2025. Certain of these loss carryforward amounts may be limited due to the more than 50% change in ownership which took place during 2005. The deferred tax asset associated with these net operating loss carryforwards was fully reserved as of December 31, 2007.

Had the tax exemption not been in place for the partial year ended December 31, 2007 and full exemptions for the year ended December 31, 2006 the Company estimates the following proforma financial statement impact.

	Year Ended December 31,
	2007	2006
Net income before tax provision	$3,586,000	$2,581,000
Less Tax provision not exempted	481,000	-
Less Tax provision exempted	1,469,000	726,000
Net income before minority interest	1,636,000	1,855,000
Less Minority interest in loss of subsidiary	-	44,000
Net income	$1,636,000	$1,811,000

  11.   Earnings Per Share

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations.

For the year ended December 31, 2007, dilutive shares include 3,132,547 shares attributable to convertible preferred stock, outstanding warrants to purchase 1,118,137 shares of common stock at an exercise price of $1.50, warrants to purchase 83,334 shares of common stock at an exercise price of $2.25 and warrants to purchase 2,833,335 shares of common stock at an exercise price of $2.07. Warrants to purchase 681,035 shares of common stock at $2.40 and warrants to purchase 264,369 shares of common stock at $3.00 were not included as their effect would have been anti-dilutive.

The There were no dilutive options and warrants outstanding for the year ended December 31, 2006.

  The following reconciles the components of the EPS computation

	Year Ended December 31,
	2007	2006
Net income available to common shareholders	$3,104,907	$2,580,964

Weighted average shares outstanding – basic	19,325,872	19,307,119
Effect of dilutive securities	3,223,965	-
Weighted average shares outstanding – diluted	22,549,837	19,307,119

Earnings per share – basic	$0.16	$0.14
Earnings per share – diluted	$0.14	$0.14

  12.   Commitments and Contingencies

The Company and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on the Company’s financial condition and operations.

  13.   Warrants

On November 22, 2006 the Company granted warrants, to non-employee consultants, to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.29 expiring in three years from the date of grant for services to be rendered. These warrants were valued at $60,900 using a Black-Scholes model with the following assumptions: dividend yield of 0%; expected volatility of 217.29%; risk-free interest rate of 4.63%; an expected life of 3 years; stock trading price of $1.29 on the date of grant and exercise price of $1.29. The services for these warrants were rendered in 2007 and the expense was record in 2007.

On May 4, 2007 the Company granted warrants, to non-employee consultants, to purchase 83,334 shares of the Company’s common stock at an exercise price of $2.25 expiring in three years from the date of grant for services rendered. These warrants were valued at $63,900 using a Black-Scholes model with the following assumptions: dividend yield of 0%; expected volatility of 136.66%; risk-free interest rate of 4.59%; an expected life of 3 years; stock trading price of $1.11 on the date of grant and exercise price of $2.25.

In August 2007 the Company entered into a consulting agreement for investor relation services. This contract is for one year at $6,000 for the first four months of the contract during the year ended December 31, 2007, and then $8,000 per month for the remaining eight months to be performed in the year ended December 31, 2008. In addition to cash payments, the agreement granted warrants to purchase 100,000 shares of the Company common stock at an exercise price of $1.89 per share, with a life of three years from the date of grant. On the date of grant the market was $1.65 per share. These warrants vest quarterly, at 25,000 shares per each vest, on each of the grant date, November 1, 2007, February 1, 2008 and May 1, 2008. The initial batch of 25,000 warrants was vested on the grant date. The Company has expensed $139,600 with regard to the warrants granted, as it relates to the proportional share of expense for services performed in the year ended December 31, 2007. These warrants were valued using a Black-Scholes option pricing model with the following weighted assumptions: dividend yield of 0%; expected volatility of 119.05%; risk-free interest rate of 3.409%; an expected life of 2.62 years.

	Shares underlying warrants	Weighted average Exercise Price
Outstanding as of January 1, 2006	-	$-
Granted	510,003	1.50
Exercised	-	-
Expired or cancelled	-	-
Outstanding as of December 31, 2006	510,003	1.50
Granted	4,747,707	1.99
Exercised	(127,500)	1.50
Expired or cancelled	-	-
Outstanding as of December 31, 2007	5,130,210	$1.95

The following table summarizes information about stock warrants outstanding and exercisable as of December 31, 2007.

Exercise Price	Outstanding December 31, 2007	Weighted Average Remaining Life in Years	Number exercisable
$1.29	50,000	1.90	50,000
$1.50	1,118,137	3.12	1,118,137
$1.89	100,000	2.59	50,000
$2.07	2,833,335	4.36	2,833,335
$2.25	83,334	2.34	83,334
$2.40	681,035	4.36	681,035
$3.00	264,369	4.36	264,369
	5,130,210	4.07	5,080,210

14. Operating Risk

(a) Country risk

Currently, the Company’s revenues are mainly derived from sale of educational products and services in the PRC. The Company hopes to expand its operations in the PRC, however, there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company’s financial condition.

(b) Products risk

The Company competes with larger companies, who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel. There can be no assurance that the Company will remain competitive with larger competitors.

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Renminbi (RMB) converted to U.S. dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, the PRC is in a period of growth and is openly promoting business development in order to bring more business into the PRC. Additionally, the PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company’s ability to operate in the PRC could be affected.

(e) Key personnel risk

The Company’s future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Non-compliance with financing requirements

The Company might need to obtain future financing that require timely filing of registration statements, and have declared effective those registration statements, to register the shares being offered by the selling stockholders in future financing. The Company might be subject to liquidated damages and other penalties if they continue to obtain future financing requiring registration statements, and not having those registration statements filed and declared effective in a prompt manner.

15. Subsequent Events

On March 17, 2008, the Company’s board of directors approved the repurchase of up to 1,000,000 shares of the Company’s common stock from time to time in the open market at prevailing market prices.

Part II

INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which have been paid by the Company, are as follows:

Item	Amount
SEC filing fee	$299
Printing and filing	10,000
Legal expenses, including blue sky	45,000
Accounting expenses	5,000
Miscellaneous	4,701
Total	65,000

Item 14. Indemnification of Directors and Officers

Our Articles of Incorporation provides that we will indemnify and hold harmless our officers and directors to the fullest extent permitted by law.

Section 16:21, et seq. of the North Carolina Business Corporation Act, as amended, provides for broad indemnification of directors, officers and employees subject to certain exceptions. A North Carolina corporation may indemnify an individual who is made a party to a proceeding if he conducted himself in good faith, and he reasonably believed that his conduct was in its best interests and that his conduct was at least not opposed to its best interests. However, a corporation can not indemnify in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or any other proceeding charging improper personal benefit to him. Section 17:12 of the Act provides for mandatory indemnification of officers to be the same extent as a director, unless on account of his activities which were, at the time taken, known or believed by him to be clearly in conflict with the best interest of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

Item 15. Recent Sales of Unregistered Securities

On February 5, 2004, the Company issued 4,000,000 shares of restricted common stock to C & C Properties Inc. for services in reliance upon Section 4(2) under the Securities Act of 1933, as amended. These shares of common stock were cancelled on February 7, 2005.

On August 10, 2004, the Company issued 33,334 shares of its restricted common stock to US Capital Partners Inc. for services in reliance upon Section 4(2) under the Securities Act of 1933.

Pursuant to and at the closing of a Plan of Exchange dated September 15, 2004, which occurred on December 13, 2004, the Company issued the former shareholders of Zhong He Li Da Education Training, Inc. (“ Harbin Zhong He Li Da”), a corporation, organized under the laws of the People’s Republic of China, 18,333,333 shares of common stock of the Company (including present directors and officers of the Company), or 95% of our then outstanding common stock, in exchange for all of the shares of capital stock of Harbin Zhong He Li Da, in reliance upon Regulation S under the Securities Act of 1933, as amended.

On February 7, 2005, the Company issued 33,334 shares of restricted common stock to Sharon Bennett for services in reliance upon Section 4(2) under the Securities Act of 1933.

On September 6, 2006, the Company issued 6,667 shares of restricted common stock to Stephen A. Zrenda, Jr. for legal services in reliance upon Section 4(2) under the Securities Act of 1933, as amended.

On September 29, 2006, the Company completed a debt financing of $1,530,00. In connection with the debt financing, the Company issued warrants to purchase 510,003 shares of its common stock at an exercise price of $1.50 per share for a term of two years in reliance upon Section 4(2) under the Securities Act of 1933, as amended, to the lenders and their representatives.

On March 7, 2007, the Company issued 10,000 shares of restricted common stock to Taylor Raferty Associates Inc. for public relations services in reliance upon Section 4(2) under the Securities Act of 1933, as amended.

On May 8, and May 31 2007, we sold, 3% convertible subordinated notes in the aggregate principal amount of $3,400,000 to three investors, Barron Partners LP, Eos Holdings and Hua-Mei 21st Century Partners, LP. The following table sets forth the investment made by each investor, the principal amount of the note issued to the investor and the number of shares of series A preferred stock and the number of shares of common stock issuable upon exercise of warrants that were issued upon conversion of the notes:

	Note	Series A Preferred Stock	Common Stock Issuable on Exercise of Warrants
Barron Partners, LP	$3,175,000	8,581,081	4,208,333
Eos Holdings	125,000	337,838	170,019
Hua-Mei 21st Century Partners, LP	100,000	270,270	136,015
Total	$3,400,000	9,189,189	4,514,367

In connection with the placement, we paid Brean Murray Carret & Co. a fee of $60,000 and issued to Brean Murray a three-year warrant to purchase 83,333 shares of common stock at $2.25 per share, and paid cash fees of $48,000 to Huang Jun and $24,000 to Liu Zongbo.

In October 2007, upon the filing of the certificate of amendment to our articles of incorporation, the notes were automatically covered into the number of shares of series A preferred stock and warrants set forth in the table above. The issuance of these shares is exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

As a result of our failure to have an independent board of directors as of October 15, 2007, we issued 208,456 shares of series A preferred stock to the investors. The issuance of these shares is exempt from registration pursuant to Section 4(2) of the Securities Act.

On April 27, 2008, we entered into a Share Transfer Agreement with Mr. Yuli Guo (“Guo”) and World Exchanges, Inc. (“WEI”) to purchase from Guo seventy (70) issued and outstanding ordinary shares in WEI, representing 70% of the entire issued share capital of WEI. In consideration for the said shares, we issued to Guo 400,000 restricted shares of our common stock. As a result of the transaction, WEI is now a 70% owned subsidiary of the Company. The issuance of these shares is exempt from registration pursuant to Section 4(2) of the Securities Act.

Item 16. Exhibits

3.1	Articles of Incorporation (1)
3.2	ByLaws of the Company are incorporated herein by reference to Exhibit 3.3 to the Form SB-2/A Registration Statement of the Company filed on February 7, 2003 (File No. 333-101167)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1
Stock Transaction Agreement between and among the Company and the former owners of Harbin Zhonghelida Educational Technology Co., Ltd., a wholly owned subsidiary of the Company is incorporated herein by reference to Exhibit 10.3 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10-1 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006. (2)

10.2
Organization Constitution of Heilongjiang Zhonge Education Training Center dated June 15, 205, a wholly owned subsidiary of the Company is incorporated herein by reference to Exhibit 10.4 filed with our Form 10-KSB filed on April 17, 2006 is incorporated herein by reference to Exhibit 10.2 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.(2)

10.4
Product Commission Process Contract dated March 2, 2006, with Tianjin Huishi Printing Products Co., Ltd. is incorporated herein by reference to Exhibit 10.4 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.(2)

10.5
Employment contract with Liansheng Zhang effective February 21, 2006 is incorporated herein by reference to Exhibit 10.7 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10.5 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.(2)

10.6
Consulting Agreement with Conceptual Management Limited dated March 20, 2006 is incorporated herein by reference to Exhibit 10.8 filed with our Form 10-KSB filed on April 17, 2006 is hereby incorporated herein by reference to Exhibit 10.6 to the Form 10-SB Registration Statement of the Company filed on June 30, 2006.(2)

10.11	Purchase Contract dated December 28, 2006, to purchase assets of Harbin Nangang Compass Computer Training School.(2)
10.12
Securities purchase agreement dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.1 to the Form 8-K of the Company filed on May 15, 2007. (2)

10.13	3% Convertible Note issued to Barron Partners, LP is hereby incorporated herein by reference to Exhibit 99.2 to the Form 8-K of the Company filed on May 15, 2007. (2)
10.14	3% Convertible Note issued to Eos Holdings is hereby incorporated herein by reference to Exhibit 99.3 to the Form 8-K of the Company filed on May 15, 2007.(2)
10.15	3% Convertible Note issued to Hua-Mei 21st Century Partners, LP is hereby incorporated herein by reference to Exhibit 99.4 to the Form 8-K of the Company filed on May 15, 2007. (2)
10.16
Registration rights agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.5 to the Form 8-K of the Company filed on May 15, 2007.  (2)

10.17
Closing escrow agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein and the escrow agent named therein is hereby incorporated herein by reference to Exhibit 99.6 to the Form 8-K of the Company filed on May 15, 2007. (2)

10.18
Letter agreement dated May 8, 2007 between the Company and SBI Advisors LLC, and related payment letter is hereby incorporated herein by reference to Exhibit 99.7 to the Form 8-K of the Company filed on May 15, 2007.  (2)

10.19
Amendment dated as of May 23, 2007 to the securities purchase agreement dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein is hereby incorporated herein by reference to Exhibit 99.1 to the Form 8-K of the Company filed on June 7, 2007. (2)

10.20	3% Convertible Note issued to Barron Partners, LP is hereby incorporated herein by reference to Exhibit 99.2 to the Form 8-K of the Company filed on June 7, 2007.(2)

10.21
Closing escrow agreement, dated May 8, 2007, among the Company, Barron Partners, LP and the other investors named therein and the escrow agent named therein is hereby incorporated herein by reference to Exhibit 99.3 to the Form 8-K of the Company filed on June 7, 2007. (2)

10.22	Letter agreement dated November 30, 2007, among the Company, Barron Partners, LP and the other investors named therein.(1)

10.23	Agreement and Supplementary Agreement between Harbin Zhong He Li Da Education Technology, Inc. and Harbin Daily Newspaper Group dated April 18, 2008. (3)

10.24	Share Transfer Agreement dated April 27, 2008, by and between China Education Alliance, Yuli Guo and Word Exchanges, Inc. (4)

21.	List of Subsidiaries

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent Consent of Murrell, Hall, McIntosh & Co., PLLP (1)

23.3	Consent Consent of eFang Accountancy Corp., CPA (1)

23.4	Consent of Sherb & Co. , LLP

(1)	Previously filed.
(2)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on September 13, 2007.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 8, 2008.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 30, 2008.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Harbin, Heilongjiang Province in the People’s Republic of China on the day of October 20, 2008.

China Education Alliance

By:	/s/ Xiqun Yu
Xiqun Yu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiqun Yu	President, Chief Executive Officer	October 20, 2008
Xiqun Yu	Chairman of the Board of Directors and Director (Principal Executive Officer)

/s/ Susan Liu	Chief Financial Officer	October 20, 2008
Susan Liu	(Principal Financial and Accounting Officer)

/s/ Liansheng Zhang	Director	October 20, 2008
Liansheng Zhang

/s/ James Hsu	Director	October 20, 2008
James Hsu

/s/ Ansheng Huang	Director	October 20, 2008
Ansheng Huang